Exhibit 2.1

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

EVESTMENT, INC.,

NASDAQ, INC.,

ECHO HOLDING COMPANY

and

INSIGHT VENTURE PARTNERS, LLC, solely in

its capacity as the Representative

September 4, 2017

This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature,

unless and until agreed and executed by the parties.

- i -

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB	25
4.01	Organization and Power	25
4.02	Authorization	25
4.03	No Violation	25
4.04	Governmental Consents, etc.	25
4.05	Litigation	26
4.06	Brokerage	26
4.07	Parent Financial Resources	26
4.08	Purpose	26
4.09	Parent Entity	26
4.10	No Other Representation	26

ARTICLE V	COVENANTS OF THE COMPANY	26
5.01	Conduct of the Business	26
5.02	Access to Books and Records	29
5.03	Efforts to Consummate	30
5.04	Exclusive Dealing	30
5.05	Payoff Letters and Lien Releases	31
5.06	Written Consent	31
5.07	Notification	31
5.08	Termination of Affiliate Transactions or Interests	31
5.09	Cooperation with Financing	32
5.10	Shareholder Notice	32
5.11	Covenants and Release Agreement	32

ARTICLE VI	COVENANTS OF THE PARENT	32
6.01	Access to Books and Records	32
6.02	Notification	32
6.03	Indemnification of Officers and Directors of the Company	33
6.04	Efforts to Consummate	34
6.05	Conduct of Business of Parent	35
6.06	Release	35
6.07	280G Vote	35

ARTICLE VII	CONDITIONS TO CLOSING	36
7.01	Conditions to the Parent’s and the Merger Sub’s Obligations	36
7.02	Conditions to the Company’s Obligations	37

ARTICLE VIII	SURVIVAL	38
8.01	Survival	38
8.02	Indemnification for Breach of Pre-Closing Covenant	38
8.03	Claims Procedures	38
8.04	Limitations	39

ARTICLE IX	TERMINATION	39
9.01	Termination	39
9.02	Effect of Termination	40

- ii -

ARTICLE X	ADDITIONAL COVENANTS	41
10.01	Representative	41
10.02	Disclosure Schedules	43
10.03	Regulatory Approvals	44

ARTICLE XI	DEFINITIONS	45
11.01	Definitions	45
11.02	Other Interpretive Provisions	56

ARTICLE XII	MISCELLANEOUS	56
12.01	Press Releases and Communications	56
12.02	Expenses	57
12.03	Notices	57
12.04	Assignment	58
12.05	Severability	59
12.06	References	59
12.07	Construction	59
12.08	Amendment and Waiver	59
12.09	Complete Agreement	59
12.10	Third Party Beneficiaries	60
12.11	Waiver of Trial by Jury	60
12.12	Delivery by Facsimile or Email	60
12.13	Counterparts; Electronic Delivery	60
12.14	Governing Law	61
12.15	Jurisdiction	61
12.16	No Recourse	61
12.17	Specific Performance	61
12.18	Waiver of Conflicts	62

- iii -

INDEX OF EXHIBITS

Exhibit A	Form of Certificate of Merger

Exhibit B	Form of Letter of Transmittal

Exhibit C	Form of Certificate of Incorporation

Exhibit D	Form of Bylaws

Exhibit E	Reference Statement

Exhibit F	Form of Escrow Agreement

Exhibit G	Form of Written Consent

Exhibit H	Form of Agreement (Covenants and Release)

Exhibit I	Accounting Principles

Exhibit J	Paying Agent Agreement

- iv -

INDEX OF DEFINED TERMS

Accounting Principles	45
Acquisition Transaction	30
Action	20
Additional Merger Consideration	46
Affiliate	46
Affiliate Transactions or Interests	23
Agreement	1
Anti-Bribery Laws	22
Antitrust Laws	46
Applicable Conversion Rate	46
Assets	14
Base Consideration	46
Business Day	46
Cash	46
Certificate of Incorporation	46
Certificate of Merger	1
Claim	38
Closing	8
Closing Balance Sheet	5
Closing Cash Consideration	46
Closing Date	8
Closing Option Consideration	46
Closing Payment Amount	47
Closing Statement	5
COBRA	47
Code	47
Common Stock	11
Company	1
Company Equity Plan	47
Company Fundamental Representations	47
Company Plan	47
Company Shareholder	47
Company Shareholder Percentage	47
Company Stock	11
Confidentiality Agreement	30
Contemplated Transactions	47
Contract	47
Credit Agreement	47
Current Policies	33
D&O Indemnified Party	33
D&O Tail	33
DGCL	1
Difference	6
Disclosure Schedules	43
Dispute Resolution Firm	6

Disputed Item	5
Dissenting Share	8
Dissenting Stockholder	8
Effective Time	2
Environmental Claim	48
Environmental Laws	48
ERISA	48
Escrow Account	7
Escrow Agent	48
Escrow Agreement	7
Escrow Amount	7
Estimated Cash	4
Estimated Closing Statement	4
Estimated Indebtedness	4
Estimated Net Working Capital	4
Estimated Tax Savings	4
Estimated Transaction Expenses	4
Excluded Shares	2
Expiration Date	38
Final Cash Consideration	48
Financial Statements	12
Foreign Benefit Plan	21
Fully Diluted Number	48
GAAP	48
Governmental Entity	49
Group Company(ies)	49
Hazardous Materials	49
HSR Act	20
Indebtedness	49
Indemnitees	38
Intellectual Property	50
In-the-Money Option	49
IT Assets	19
knowledge of the Company	50
Latest Balance Sheet	12
Law	50
Leased Realty	14
Leases	14
Letter of Transmittal	3
Liabilities	50
Liens	50
Losses	50
Material Adverse Effect	50
Material Contracts	18
Merger	1

- v -

Merger Consideration	51
Merger Sub	1
Multiemployer Plan	51
Multiple Employer Plan	51
Net Working Capital	51
Non-Recourse Party	52
Objections Statement	5
Option	52
Option Consideration	52
Optionholder Percentage	52
Order	20
Ordinary Course of Business	52
Organizational Documents	52
Outside Date	40
Owned Real Property	52
Parent	1
Parent Arrangements	21
Parent Cure Period	40
Parent Fundamental Representations	52
Parent Material Adverse Effect	52
Parent’s Representatives	29
Parties	1
Party	1
Paying Agent	3
Paying Agent Agreement	52
Payoff Amount	31
Payoff Letter	31
Payroll Costs	56
Per Share Additional Merger
Consideration	52
Per Share Closing Cash Consideration	53
Permits	22
Permitted Liens	53
Person	53
Preferred Stock	11
Premium Amount	33
Pro Rata Percentage	53
Processing	53
R&W Insurance	1
Reference Statement	7
Reference Time	53
Release	54
Released Person	35
Releasing Person	35
Remaining Escrow Amount	7
Representative	1

Restricted Party	54
Sale Bonuses	56
Schedule	43
Securityholder	54
Series A Preferred Stock	2
Shareholder Approval	36
Specified Customers	24
Specified Resellers	24
Specified Vendors	24
Stock Merger Consideration	2
Subsidiary	54
Surviving Company	1
Target Net Working Capital Amount	54
Tax	54
Tax Returns	55
Tax Savings	55
Taxes	54
the Company’s knowledge	50
Third Party Interests	12
Trade Control Laws	55
Transaction Documents	55
Transaction Expenses	55
Unresolved Claims	7
WF&G	60
Written Consent	31

- vi -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 4, 2017, is made by and among eVestment, Inc., a Delaware corporation (the “Company”), Nasdaq, Inc., a Delaware corporation (the “Parent”), Echo Holding Company, a Delaware corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”), and Insight Venture Partners, LLC, solely in its capacity as the representative for the Securityholders (the “Representative”). The Parent, the Merger Sub and the Company, and, solely in its capacity as and solely to the extent applicable, the Representative, shall be referred to herein from time to time as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the Parent desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company in a reverse subsidiary merger on the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of the Company, the Parent and the Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of each of the Company and the Merger Sub have determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Parent has obtained an insurance policy that provides coverage for the benefit of the Parent or its designee as the named insured for breaches of any of the representations and warranties of the Company set forth in Article III (the “R&W Insurance”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger.

(a) Upon the terms and subject to the conditions hereof, at the Effective Time, the Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving company (the “Surviving Company”).

(b) At the Closing, the Company and the Merger Sub shall cause a certificate of merger substantially in the form of Exhibit A hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as the Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Company shall succeed to all of the assets, rights, privileges, immunities, powers and franchises of and be subject to all of the Liabilities, restrictions, and duties of the Company and the Merger Sub, all as provided under the DGCL.

1.02 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) each share of Series A Convertible Preferred Stock, $0.001 par value per share, of the Company (the “Series A Preferred Stock”), issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be cancelled, extinguished and converted into the right to receive, subject to the terms of this Agreement, an amount in cash equal to the sum of (i) the product obtained by multiplying the Per Share Closing Cash Consideration by the Applicable Conversion Rate that applies to such share of Series A Preferred Stock, and (ii) the product obtained by multiplying the Per Share Additional Merger Consideration by the Applicable Conversion Rate that applies to such share of Series A Preferred Stock;

(b) each share of Common Stock issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be cancelled, extinguished and converted into the right to receive, subject to the terms of this Agreement, an amount in cash equal to the sum of (i) the Per Share Closing Cash Consideration, and (ii) the Per Share Additional Merger Consideration;

(c) each share of Company Stock, if any, held as of immediately prior to the Effective Time by the Parent, the Merger Sub or the Company shall be canceled and extinguished and no payment shall be made with respect thereto (the “Excluded Shares”); and

(d) each share of common stock of the Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

The aggregate consideration to which Company Shareholders become entitled pursuant to this Section 1.02 is referred to herein as the “Stock Merger Consideration.”

1.03 Effect on Options.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company or of any Securityholder, (i) each Option that is outstanding immediately prior to the Effective Time and that is either (x) not then vested (it being understood that an Option that by its terms vests immediately prior to or upon consummation of the Merger shall be considered vested for purposes hereof) or (y) not an In-the-Money Option shall automatically be canceled and extinguished, no longer be outstanding and cease to represent the right to acquire shares of Common Stock, without any payment of any consideration therefor; and (ii) each vested In-the-Money Option that is outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished, no longer be outstanding and cease to represent the right to acquire shares of Common Stock, and in consideration therefor, the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the Option Consideration. The Company shall, prior to the Effective Time, take all actions as are reasonably necessary in order to effectuate the actions contemplated by this Section 1.03 and to ensure that no holder of Options shall have any rights from and after the Effective Time with respect to any Options except as expressly provided in this Section 1.03; provided, that such actions shall expressly be conditioned upon the consummation of the Merger and each of the other transactions contemplated hereby and shall be of no force or effect if this Agreement is terminated.

(b) The Closing Option Consideration payable to the holders of vested In-the-Money Options pursuant to Section 1.03(a) above shall be paid through the Company’s payroll system promptly following the Effective Time and in no event later than the next Company payroll date following the fifth day that follows the Effective Time. Any remaining portion of the Option Consideration payable to the holders of vested In-the-Money Options shall, at the request of the Representative, be paid through the Surviving Company’s payroll system promptly following, and in no event later than the next Company payroll following, the fifth day that follows the applicable time as any such remaining portion of the Option Consideration becomes payable to such holder, if any.

1.04 Paying Agent; Exchange of Company Stock.

(a) The Parties hereby appoint Epiq Corporate Restructuring or such other bank or trust company selected by the Parties that is reasonably acceptable to the Parties (in such role, the “Paying Agent”) for the purpose of distributing to Company Shareholders (other than holders of Excluded Shares and Dissenting Shares) the Stock Merger Consideration payable to Company Shareholders pursuant to Section 1.02 in accordance with, and subject to the terms and conditions set forth in, the Paying Agent Agreement. All fees, costs and expenses of the Paying Agent shall be paid by the Parent.

(b) The Parent shall effect, or cause to be effected, the exchange of cash for the shares of Company Stock that are outstanding as of immediately prior to the Effective Time and entitled to payment pursuant to Section 1.02. In connection with such exchange, by no later than ten (10) Business Days prior to the Closing Date, the Parent shall provide to the Paying Agent for delivery to each Company Shareholder a Letter of Transmittal, substantially in the form of Exhibit B attached hereto (a “Letter of Transmittal”). Upon the delivery by such Company Shareholder of a duly executed and completed Letter of Transmittal to the Paying Agent and surrender to the Paying Agent of one or more certificates representing all shares of Company Stock held by such Company Shareholder, if applicable, after the Effective Time, the Paying Agent shall promptly deliver or cause to be delivered to each such holder the amount of cash to which such holder is entitled under Section 1.02 to the account(s) and via the method of payment designated by such holder in such holder’s Letter of Transmittal; provided, that the Paying Agent shall deliver or cause to be delivered such amounts on the Closing Date to any

Company Shareholder that has delivered a duly executed and completed Letter of Transmittal to the Paying Agent and surrendered to the Paying Agent of one or more certificates representing all shares of Company Stock held by such Company Shareholder, if applicable, in each case, at least five (5) Business Days prior to the Closing Date. Except as provided in the Escrow Agreement with respect to the Escrow Amount, in no event shall any Company Shareholder who delivers a Letter of Transmittal be entitled to receive interest on any of the funds to be received in the Merger. Any Company Stock held by a Company Shareholder that has delivered a Letter of Transmittal to the Parent pursuant to this Section 1.04(b) shall not be transferable on the books of the Company without the Parent’s prior written consent.

(c) At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of the shares of Company Stock outstanding as of immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law.

1.05 Organizational Documents. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, the certificate of incorporation of the Surviving Company shall be amended and restated in its entirety in the form attached hereto as Exhibit C until thereafter amended, subject to Section 6.03, in accordance with the provisions thereof and the DGCL. At the Effective Time, the bylaws of the Surviving Company shall be amended and restated to be in the form attached hereto as Exhibit D, until thereafter amended, subject to Section 6.03, in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and the DGCL.

1.06 Directors and Officers. From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, the directors of the Merger Sub at the Effective Time shall be the directors of the Surviving Company, and the officers of the Company at the Effective Time shall be the officers of the Surviving Company, each such initial director and initial officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as in effect from and after the Effective Time.

1.07 Closing Calculations. Not less than three (3) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Parent a statement setting forth (a) an estimated consolidated balance sheet of the Group Companies as of the Reference Time, (b) a good faith calculation of the Company’s estimate of Cash (the “Estimated Cash”), Indebtedness (the “Estimated Indebtedness”), Net Working Capital (the “Estimated Net Working Capital”) and Transaction Expenses (“Estimated Transaction Expenses”), (c) Tax Savings (the “Estimated Tax Savings”) and (d) the Closing Cash Consideration, the Closing Payment Amount and the aggregate Closing Option Consideration (the “Estimated Closing Statement”). The Parent may submit any objections in writing to the Company until 5:00 p.m. New York time on the Business Day prior to the anticipated Closing Date and the Company will consider in good faith any revisions proposed by the Parent to the Estimated Closing Statement. After delivery of the Estimated Closing Statement, the Parent and its accountants and other representatives shall be permitted reasonable access to review the Company’s and its Subsidiaries’ books and records and any work papers (subject to the Parent and its representatives entering into any reasonable and customary undertakings required by the Company’s accountants in connection therewith) related to the preparation of the Estimated Closing Statement. The Parent and its accountants and other representatives may make reasonable inquiries of the Company, its Subsidiaries and their respective accountants and employees regarding questions concerning or disagreements with the Estimated Closing Statement arising in the course of their review thereof, and the Company shall use its, and shall cause its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement, the Accounting Principles and the Reference Statement.

1.08 Final Closing Balance Sheet Calculation. As promptly as possible, but in any event within sixty (60) days after the Closing Date, the Parent shall deliver to the Representative (a) a consolidated balance sheet of the Group Companies as of the Reference Time (the “Closing Balance Sheet”) and (b) a statement showing the Cash, Indebtedness, Net Working Capital, Transaction Expenses and Tax Savings (the “Closing Statement”). The Closing Balance Sheet shall be prepared, and Cash, Indebtedness, Net Working Capital, Transaction Expenses and Tax Savings shall be determined, in accordance with this Agreement, the Accounting Principles and the Reference Statement. The Parties agree that the purpose of preparing the Closing Balance Sheet and determining Cash, Indebtedness, Net Working Capital, Transaction Expenses and Tax Savings and the related purchase price adjustment contemplated by this Section 1.08 is to measure the amount of Cash, Indebtedness, Net Working Capital, Transaction Expenses and Tax Savings. The Accounting Principles used to determine the amount of Cash, Indebtedness and Net Working Capital in the Closing Statement shall not change as a result of the transactions contemplated hereby or any financing or refinancing arrangements entered into at any time by the Parent or its Affiliates or any other transaction entered into by the Parent or its Affiliates in connection with the consummation of the transactions contemplated hereby. After delivery of the Closing Statement, the Representative and its accountants and other representatives shall be permitted reasonable access to review the Surviving Company’s and its Subsidiaries’ books and records and any work papers (subject to the Representative and its representatives entering into any reasonable and customary undertakings required by the Surviving Company’s accountants in connection therewith) related to the preparation of the Closing Statement. The Representative and its accountants and other representatives may make reasonable inquiries of the Parent, the Surviving Company, its Subsidiaries and their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the Parent shall use its, and shall cause the Surviving Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. If the Representative has any objections to the Closing Statement, the Representative shall deliver to the Parent a written statement (an “Objections Statement”) specifying in reasonable detail each item that the Representative disputes (each, a “Disputed Item”) and the amount in dispute for each Disputed Item and the reasons supporting the Representative’s positions. If an Objections Statement is not delivered to the Parent within thirty (30) days following the date of delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the Parties. The Representative and the Parent shall negotiate in good faith to resolve any Disputed Items, but if they do not reach a final resolution within fifteen (15) days after the delivery of the Objections

Statement, the Representative and the Parent shall submit such dispute to a nationally recognized independent accounting firm reasonably acceptable to the Parent and the Representative (the “Dispute Resolution Firm”). Any further submissions to the Dispute Resolution Firm must be written and delivered to each party to the dispute. The Dispute Resolution Firm shall consider only those items and amounts that are identified in the Objections Statement as being Disputed Items and that the Representative and the Parent were unable to resolve. The Dispute Resolution Firm’s determination shall be based solely on the definitions of Cash, Indebtedness, Net Working Capital and Transaction Expenses and Tax Savings contained herein and the provisions of this Agreement, including this Section 1.08. The Representative and the Parent shall use their commercially reasonable efforts to cause the Dispute Resolution Firm to resolve all disagreements as soon as practicable. With respect to each Disputed Item, such determination, if not in accordance with the position of either the Parent or the Representative, shall not be in excess of the higher, nor less than the lower of the disputed amounts set forth in the Closing Statement and the Objections Statement. Further, the Dispute Resolution Firm’s determination shall be based solely on the presentations by the Parent and the Representative that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Firm shall be final and binding on and non-appealable by the Parties hereto. The costs and expenses of the Dispute Resolution Firm shall be allocated by the Dispute Resolution Firm between the Parent, on the one hand, and the Representative (on behalf of the Securityholders), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Representative claims Closing Cash Consideration is $1,000 greater than the amount determined by the Parent, and the Parent contests only $500 of the amount claimed by the Representative, and if the Dispute Resolution Firm ultimately resolves the dispute by awarding the Representative (for the benefit of the Securityholders) $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Parent and forty percent (40%) (i.e., 200 ÷ 500) to the Representative (for the benefit of the Securityholders).

1.09 Post-Closing Adjustment Payment.

(a) If the Final Cash Consideration is greater than the Closing Cash Consideration (the lesser of such excess or the Escrow Amount, the “Difference”), the Parent shall promptly (but in any event within two (2) Business Days) pay to (1) the Paying Agent (for distribution to the Company Shareholders) the Company Shareholder Percentage of the amount of the Difference by wire transfer of immediately available funds to an account designated in writing by the Paying Agent to the Parent and (2) the Surviving Company (for distribution to the holders of the vested In-the-Money Options pursuant to Section 1.03(b)) the Optionholder Percentage of the amount of the Difference by wire transfer of immediately available funds to an account designated in writing by the Surviving Company. In no event shall the amount paid by the Parent pursuant to this Section 1.09(a) exceed the Escrow Amount.

(b) If the Final Cash Consideration is less than the Closing Cash Consideration, the Parent and the Representative (on behalf of the Securityholders) shall promptly (but in any event within two (2) Business Days) deliver a joint written instruction to the Escrow Agent to pay to the Parent the absolute value of such difference by wire transfer of immediately available funds from the Escrow Account to an account designated in writing by the

Parent to the Representative and the Escrow Agent. Absent fraud, the Securityholders and the Representative shall not have any liability for any amounts due pursuant to Section 1.08 or this Section 1.09 except to the extent of the funds available in the Escrow Account.

(c) Exhibit E sets forth an illustrative statement (the “Reference Statement”) prepared in good faith by the Company in cooperation with the Parent setting forth the various line items used (or to be used) in, and illustrating as of the date set forth therein, the calculation of Cash, Indebtedness and Net Working Capital prepared and calculated in accordance with this Agreement.

1.10 Escrow Account.

(a) At the Closing, pursuant to Section 2.02(d), the Parent shall deposit $5,000,000 (such amount the “Escrow Amount”) in immediately available funds into an escrow account (the “Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement based upon the form of Exhibit F attached hereto to be entered into on the Closing Date by the Parent, the Representative and the Escrow Agent (the “Escrow Agreement”). Absent fraud, the Escrow Amount shall serve as security for, and the sole source of payment of, the Parent’s rights pursuant to Section 1.09 and Section 8.02. All fees, costs and expenses of the Escrow Agent pursuant to the Escrow Agreement shall be paid by the Parent.

(b) Promptly following the determination of the Final Cash Consideration, and the making of all payments due pursuant to Section 1.09 and Section 8.02, if any, and the taking into account the amount, if any, of claims for indemnification under Section 8.02 properly asserted in writing prior to such date by the Indemnitees but not yet resolved as of the Expiration Date (such claims, the “Unresolved Claims”), if there are any amounts remaining in the Escrow Account (the “Remaining Escrow Amount”), then the Parent and the Representative shall deliver a joint written instruction to the Escrow Agent to pay to (a) the Paying Agent (for distribution to the Company Shareholders) the Company Shareholder Percentage of the Remaining Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Paying Agent to the Escrow Agent and (b) the Surviving Company (for distribution to the holders of the vested In-the-Money Options pursuant to Section 1.03(b)) the Optionholder Percentage of the Remaining Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Surviving Company. Upon final resolution of any Unresolved Claim in respect of which amounts had been retained (to the extent not utilized to satisfy such Unresolved Claims), the Parent and the Representative shall deliver a joint written instruction to the Escrow Agent that such amounts shall be deemed to have become Remaining Escrow Amount and shall be paid in accordance with the process set forth in the preceding sentence and the terms of the Escrow Agreement.

1.11 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and to the extent available under Section 262 of the DGCL, any share of Company Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Company Shareholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement, which Company Shareholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such share being a “Dissenting Share,” and such Company Shareholder being a “Dissenting Stockholder”), shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to Section 1.02 but, rather, shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect such stockholder’s dissenters’ rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive the consideration referred to in Section 1.02, pursuant to the exchange procedures set forth in Section 1.04. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. Prior to the Closing, the Company shall give the Parent (a) written notice of any demand for payment of the fair value of any shares of Company Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the DGCL and received by the Company relating to any stockholder’s dissenters’ rights and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands for payment under the DGCL. Prior to the Closing, the Company shall not voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of the Parent.

1.12 Withholding. Each of the Parent, the Paying Agent, the Escrow Agent, the Surviving Company and the Representative shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any other applicable Tax Law. The Parent shall use reasonable efforts to provide the Representative with notice, at least ten (10) days prior to the Closing, of any required withholding. To the extent that any amounts are so deducted or withheld and timely paid over to the applicable Tax authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE II

THE CLOSING

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. local time on the third (3rd) Business Day following satisfaction or due waiver of all of the closing conditions set forth in Article VII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed in writing by the Parent and the Representative. The date and time of the Closing are referred to herein as the “Closing Date.”

2.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions at or prior to the Closing:

(a) the Company and the Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;

(b) the Parent shall deposit with the Paying Agent a cash amount by wire transfer of immediately available funds into an account designated by the Paying Agent equal to the Stock Merger Consideration payable to the Company Shareholders at the Closing for distribution to such Company Shareholders in accordance with Section 1.02;

(c) in accordance with Section 1.03, the Parent shall deliver the Closing Option Consideration set forth in the Estimated Closing Statement to the Company for the benefit of the holders of vested In-the-Money Options by wire transfer of immediately available funds to the account designated in writing by the Company;

(d) the Parent shall deposit the Escrow Amount into the Escrow Account in accordance with the Escrow Agreement;

(e) the Parent shall repay, or cause to be repaid, on behalf of the Group Companies, the Payoff Amount by wire transfer of immediately available funds to the account(s) designated in the Payoff Letter;

(f) the Parent and the Company shall make such other deliveries as are required by Article VII hereof; and

(g) the Parent shall pay, or cause to be paid, on behalf of the Company, the Transaction Expenses by wire transfer of immediately available funds as directed by the Representative in writing and, in the case of Transaction Expenses payable to any professional services firm (including any legal or financial advisor), as set forth in a final invoice from such payee.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in writing in the corresponding section of the Disclosure Schedules, or in another section of the Disclosure Schedules to the extent that the relevance thereof would be reasonably apparent on its face that such disclosure is applicable to such section of the Disclosure Schedules, the Company represents and warrants to the Parent, as of the date hereof and as of the Closing, as follows:

3.01 Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets as they are now being owned, leased and operated and to carry on its businesses as now conducted, except where the failure to hold such power and authority, or authorizations, licenses or permits would not be material to the Group Companies, taken as a whole. The Company is qualified to do business and is in good standing (where such concept is recognized) in every jurisdiction where it is required to qualify, except where the failure to be so qualified or in good standing would not have a Material Adverse

Effect. The Company has delivered to the Parent complete copies of the Organizational Documents of the Company as currently in effect, and the Company is not in violation of any provision of such Organizational Documents.

3.02 Subsidiaries. Schedule 3.02 accurately sets forth each Subsidiary of the Company, its name, place of incorporation or formation, and if not wholly owned directly or indirectly by the Company, the record ownership as of the date of this Agreement of all capital stock or other equity interests issued thereby. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Subsidiary has all requisite corporate, or other legal entity, as the case may be, power and authority and all authorizations, licenses and permits to own, lease and operate its properties and assets as they are now being owned, leased and operated and to carry on its businesses as now conducted, except where the failure to hold such power and authority, or authorizations, licenses or permits would not be material to the Group Companies, taken as a whole. Each Subsidiary is qualified to do business and is in good standing (where such concept is recognized) in every jurisdiction in which it is required to qualify, except in each such case where the failure to hold such power and authority, authorizations, licenses and permits or to be so qualified and in good standing would not have a Material Adverse Effect. The Company has delivered to the Parent complete copies of the organizational documents of each of the Subsidiaries as currently in effect, and none of the Subsidiaries is in violation of any provision of such organizational documents. Neither the Company nor any of its Subsidiaries owns or holds the right (or is, or may under any existing Contract become, subject to any obligation) to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any corporation, organization or entity that is not a Group Company.

3.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite corporate action, and, subject to obtaining the Shareholder Approval, no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

(b) Prior to the date of this Agreement, the Company and its board of directors have taken all action necessary to exempt under or make not subject to (i) any Takeover Law or (ii) any provision of the Organizational Documents and the organizational documents of the Subsidiaries that would require any corporate approval other than that otherwise required by the DGCL or other applicable state Law: (x) the execution of this Agreement, (y) the Merger and (z) any of the other transactions contemplated by this Agreement. The Company does not have in effect any “poison pill” or shareholder rights plan.

(c) Except for (w) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (x) the Shareholder Approval and (y) compliance with and filings under the HSR Act, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the certificates of incorporation or bylaws (or equivalent organizational documents) of any Group Company, (ii) require any consent of or other action by any Person or the Company or any of the Subsidiaries under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract to which any Group Company is a party, (iii) violate any Law or Order to which any of the Group Companies is subject or by which any of their respective properties or assets are bound or affected, (iv) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Group Companies, except where the failure of any of the representations and warranties contained in clause (ii) or (iv) above to be true would not have a Material Adverse Effect.

(d) Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(e) The Written Consent, when duly executed, will be sufficient to satisfy the Shareholder Approval.

3.04 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.001 per share (such common stock, the “Common Stock”), and 70,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock” and together with the Common Stock, the “Company Stock”) all of which shares are designated Series A Convertible Preferred Stock. Of the authorized capital stock of the Company, as of the date hereof, (i) 2,094,794 shares of Common Stock were issued and outstanding and (ii) 69,885,901 shares of Series A Preferred Stock were issued and outstanding. All the outstanding shares of Company Stock have been and are duly authorized and validly issued and are fully paid and non-assessable, and were issued, in all material respects, in accordance with the registration or qualification requirements of the Securities Act of 1933, as amended, and any relevant state securities Laws or pursuant to valid exemptions therefrom. Except for the exercise or conversion rights that attach to the Options that are listed on Schedule 3.04(b), on the date hereof there are no shares of Company Stock or any other equity security of the Company issuable upon conversion or exchange of any issued and outstanding security of the Company nor are there any rights, options outstanding or other agreements to acquire shares of Common Stock or any other equity security of the Company nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares or securities. No Securityholder is entitled to, nor were any securities issued in violation of, any preemptive rights, purchase option, call option, right of first refusal or similar rights to subscribe for shares of Company Stock under any provision of the DGCL, the Organizational Documents or any agreement to which any Group Company is party or otherwise bound. No Subsidiary owns any Company Stock.

(b) Schedule 3.04(b) sets forth, as of the date hereof, a complete and correct list of (1) each holder of Common Stock or Preferred Stock and the number of shares of the Common Stock and/or Preferred Stock held by such holder, (2) each holder of Options outstanding as of August 31, 2017, specifying, on a holder-by-holder basis (i) the name of each holder, (ii) the number of shares subject to the Options held by such holder, (iii) the grant date of such Options, (iv) the vesting schedule of such Options, (v) the exercise price for such Options, (vi) the expiration date of such Options, (vii) whether any Option is intended to qualify as an “incentive stock option” under Section 422 of the Code and (viii) the plan under which such Option was granted.

(c) Except as set forth in Schedule 3.04(c), there are no (i) voting trusts, proxies or other similar agreements or understandings to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or any of the Subsidiaries, (ii) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Company or any of the Subsidiaries, or (iii) outstanding or authorized appreciation rights, rights of first offer, performance shares, “phantom” stock rights or other agreements or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, or stock price performance or other attribute of the Company or any of the Subsidiaries or any of their businesses or assets or calculated in accordance therewith. There are no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any Company Stock.

(d) Except as set forth on Schedule 3.04(d), the Company and its Subsidiaries have no outstanding Indebtedness. Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e) Neither the Company nor any of its Subsidiaries owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any third party Person (collectively, “Third Party Interests”). Neither the Company nor any of its Subsidiaries has any rights to, or is bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests or to make any investment in, or equity contribution or similar advance to, any Person.

3.05 Financial Statements.

(a) The Company’s unaudited consolidated balance sheet as of June 30, 2017 (the “Latest Balance Sheet”) and the related statement of income for the six-month period then ended and the Company’s audited consolidated balance sheet and statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2016 and 2015 (the foregoing audited and unaudited financial statements, collectively, the “Financial Statements”) (i) have been prepared in accordance with GAAP, consistently applied, (ii) have been prepared from and are in accordance with the books and records of the Group Companies in all material respects and (iii) present fairly in all material respects the consolidated financial condition and results of operations of the Group Companies (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end immaterial adjustments. The Company has provided the Parent with true, complete and correct copies of the Financial Statements in Schedule 3.05(a).

(b) The Company and the Subsidiaries have devised and maintained systems of internal accounting controls with respect to their businesses sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with the general and specific authorization of the management of the Company and (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items.

3.06 Absence of Certain Developments; Undisclosed Liabilities.

(a) During the period from December 31, 2016 to the date of this Agreement, there has not been a Material Adverse Effect with respect to any of the Group Companies;

(b) During the period from the date of the Latest Balance Sheet to the date of this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted in the Ordinary Course of Business and (ii) none of the Group Companies has:

(i) made a commitment, taken, authorized or agreed to take, any action or event that, if made, taken, authorized or agreed, in each case, after the date hereof, would constitute a breach of Section 5.01(d), (n), (r), (s) or (t);

(ii) effected any recapitalization, reclassification, distribution, equity split or like change in its capitalization;

(iii) subjected any material portion of its properties or assets to any material Lien, except for Permitted Liens;

(iv) sold, assigned or transferred any material portion of its tangible assets, except for sales of obsolete assets or assets with de minimis or no book value;

(v) sold, assigned or transferred any material Intellectual Property, except for licenses of Intellectual Property in the Ordinary Course of Business in connection with a customer or reseller Contract;

(vi) made any material capital investment in, or any material loan to, any other Person, except in the Ordinary Course of Business;

(vii) amended or authorized the amendment of its organizational documents; or

(viii) suffered any material damage, destruction or other casualty loss with respect to material property owned by any Group Company that is not covered by insurance.

(c) No Group Company has any material Liability except for Liabilities (a) accrued or specifically reserved against in the Latest Balance Sheet, (b) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet consistent with the type reflected or reserved for in the Financial Statements, (c) incurred in connection with this Agreement or the transactions contemplated hereby or (d) incurred in the Ordinary Course of Business pursuant to the terms of any executory Contract to which any Group Company is party (other than Liabilities for default, breach or non-performance thereunder).

3.07 Title to Assets; Sufficiency.

(a) Each of the Group Companies has good, valid and marketable title to, or a valid leasehold interest in or valid license to, each of its assets and properties reflected in the Financial Statements or that are used or held for use in connection with, necessary for the conduct of, or otherwise material to its business (the “Assets”), except for inventory sold following the date of the Financial Statements in the Ordinary Couse of Business, in each case, free and clear of any Lien, except for Permitted Liens. Any Permitted Liens on the Assets, individually or in the aggregate, do not materially interfere with the current use of any such Asset by any of the Group Companies or materially detract from the value of any such Asset.

(b) The Assets constitute all of the material properties and assets used or held for use for the conduct of the business of the Company and the Subsidiaries and as of the Closing the Assets will constitute all of the assets necessary and sufficient to conduct the business, activities and operations of the Company and its Subsidiaries in all material respects as currently conducted and as conducted during the past six months by the Company. To the knowledge of the Company, there are no facts or conditions affecting any Assets that, with or without notice or the lapse of time, or both, would reasonably be expected, individually or in the aggregate, to interfere in any material respect with the use, occupancy or operation of such Assets.

3.08 Real Property.

(a) Schedule 3.08(a) sets forth a list of all real property to which any Group Company has a valid and existing leasehold interest (collectively, the “Leased Realty”). The Company has provided the Parent with true, correct and complete copies of all Leases as currently in effect.

(b) The Company or one of its Subsidiaries possesses valid and existing leasehold interests in the Leased Realty pursuant to the leases set forth on Schedule 3.08(a) (the “Leases”), free and clear of any Liens except Permitted Liens.

(c) There is no Owned Real Property.

3.09 Tax Matters.

(a) Each of the Group Companies has filed all material Tax Returns that are required to be filed by them (taking into account any extensions of time to file validly obtained), and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown as owing by the Group Companies on all such Tax Returns have been fully paid and all other material Taxes otherwise due from a Group Company have been paid or properly accrued in accordance with GAAP in the Latest Balance Sheet.

(b) The Latest Balance Sheet reflects adequate accruals and reserves for all material Taxes payable by the Group Companies for all taxable periods (and portions thereof) through the date of the Latest Balance Sheet, and the unpaid Taxes of the Group Companies do not exceed those accruals or reserves as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Group Companies in filing their Tax Returns.

(c) All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely paid, settled or properly accrued in accordance with GAAP in the Latest Balance Sheet.

(d) No Group Company is the subject of a Tax audit, examination or other proceeding with respect to any material Taxes of any such Group Company and no such audit, examination or other proceeding has been threatened in writing.

(e) No Group Company (i) is or was a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes (other than any such group the common parent of which is the Company), (ii) has any material liability for Taxes of any Person (other than a Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract (other than any agreement entered into in the Ordinary Course of Business that does not primarily relate to Taxes), or (iii) is subject to any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law), private letter ruling, or other written agreement with a Governmental Entity regarding Taxes or Tax matters.

(f) There are no outstanding agreements or consents extending or waiving (or having the effect of extending or waiving) the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from any Group Company for any taxable period and no request for any such waiver or extension is currently pending.

(g) No Group Company has participated in a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(h) Since January 1, 2015, no claim that remains pending has been made by any Tax authority, in a jurisdiction where any Group Company has not filed a Tax Return, that it is or may be subject to Tax by such jurisdiction.

(i) No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) No Group Company is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) that begins after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or before the Closing Date, (ii) installment sale or open transaction disposition, intercompany transaction or intercompany account made or existing on or before the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or before the Closing Date.

(k) Each of the Group Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(l) There are no Liens for material Taxes upon the assets or properties of any Group Company, other than Permitted Liens.

3.10 Contracts and Commitments.

(a) Except as set forth on Schedule 3.10(a) and except for agreements entered into by any Group Company after the date hereof in accordance with Section 5.01, no Group Company is party to or bound by, nor are any of the Assets subject to, any:

(i) Contract or indenture relating to Indebtedness (including Indebtedness of the Group Companies or in respect of which any Group Company is an obligee) or any letters of credit or similar instruments issued for the account of any Group Company or to mortgaging, pledging or otherwise placing a Lien on any portion of the assets of the Group Companies;

(ii) guaranty of any obligation for borrowed money or other guaranty;

(iii) lease or Contract under which it is lessee, or holds or operates any personal property or real property owned by any other party, for which the annual rental exceeds $50,000;

(iv) lease or Contract under which it is lessor of or permits any third party to hold or operate any personal property or real property for which the annual rental exceeds $50,000;

(v) Contract or group of related Contracts with any Specified Customer, Specified Vendor or Specified Reseller;

(vi) Contract relating to any business acquisition, or material acquisition of the capital stock or assets of another Person, completed or terminated by any Group Company within the last five (5) years or that is currently pending;

(vii) license or royalty agreement relating to the use of any third party Intellectual Property that provides for annual payments by a Group Company in excess of $75,000 during the trailing twelve (12) month period ending on the date of the Latest Balance Sheet (other than (A) non-disclosure agreements entered into in the Ordinary Course of Business, (B) intercompany agreements between any Group Companies, and (C) agreements for commercially available software);

(viii) that contains any revenue sharing or profit sharing provision;

(ix) other than purchase and sale orders received by the Group Companies in the Ordinary Course of Business, any contractual obligation (or group of related contractual obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, in each case, with any Specified Customer or Specified Vendor; or

(x) Contract that (A) restricts the Company or a Subsidiary from engaging in any line of business, developing, marketing or distributing products or services or obligates the Company or a Subsidiary not to compete with another Person or in any geographic area or during any period of time or that would otherwise limit the freedom of Parent or its Affiliates (including the Surviving Company) from engaging in any line of business after the Effective Time, (B) contains exclusivity obligations or restrictions binding on the Company or any of the Subsidiaries or that would be binding on Parent or any of its Affiliates (including the Surviving Company) after the Effective Time, (C) contains any “most favored nation” provision or grants to any Person a right of first refusal, a right of first refusal, right of first offer or an option to purchase, acquire, sell or dispose of any Assets (other than inventory in the Ordinary Course of Business) or (D) prohibits the Company or any of the Subsidiaries from hiring or soliciting for hire any group of employees or customers other than, with respect to any Contract that prohibits the Company or any of the Subsidiaries from hiring or soliciting for hire any group of employees, as may be entered into in the Ordinary Course of Business between any such Group Company and any vendor, independent contractor or placement agency to the applicable Group Company (which such prohibition applies to the Group Companies only, and not Affiliates of the Group Companies);

(xi) collective bargaining agreement with respect to its employees;

(xii) Contract relating to any interest rate, foreign exchange, derivatives or hedging transaction;

(xiii) Contract that contains any indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, other than any of such indemnification rights or obligations incurred in the Ordinary Course of Business;

(xiv) Contract with any U.S federal Governmental Entity;

(xv) Contract pursuant to which the Company or any of the Subsidiaries has an obligation to make an investment in or loan to any other Person;

(xvi) partnership, joint venture, limited liability company or other similar agreements or arrangements (including any agreement providing for joint research, development or marketing); and

(xvii) settlement agreements entered into within the past three (3) years (other than transition agreements with employees of any the Group Companies entered into the Ordinary Course of Business).

(b) The Parent either has been supplied with, or has been given access to, a true and correct copy of all written Contracts that are referred to on Schedule 3.10(a) (collectively, the “Material Contracts”). Each Material Contract is in full force and effect and is a valid and binding obligation of, and enforceable against, the Group Company that is a party thereto and, to the knowledge of the Company, is a valid and binding obligation of, and enforceable against, each other party thereto.

(c) No Group Company has in any material respect, violated or breached, or committed any default under (or is alleged to be in default or breach in any material respect under), any Material Contract. To the knowledge of the Company, no other Person has, in any material respect violated or breached, or committed any default under (or is alleged to be in default or breach in any material respect under), any Material Contract. No event or circumstance has occurred and is continuing through any Group Company’s actions or inactions that would result in a material violation or breach of any of the provisions of any Material Contract.

3.11 Intellectual Property.

(a) All material issuances, registrations and applications pertaining to Intellectual Property and domain names owned by any Group Company as of the date hereof are set forth on Schedule 3.11(a).

(b) The Company and/or its Subsidiaries, as the case may be, own all Intellectual Property listed on Schedule 3.11(a). During the three (3) year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notices of misappropriation or infringement from any third party with respect to any third-party Intellectual Property rights, nor are there any claims pending against the Company contesting the use or ownership of the Intellectual Property owned by any Group Company. No Group Company is currently infringing, or has during the three (3) year period prior to the date of this Agreement infringed, on the Intellectual Property rights of any other Person in any material respect, nor does any Intellectual Property owned by any Group Company involve the misappropriation of any trade secrets of any third party. To the Company’s knowledge, no Person has violated, misappropriated, diluted or infringed any rights under any Intellectual Property owned by, and that are material to, any of the businesses of the Company or any of its Subsidiaries.

(c) No employee, officer or director of any Group Company (i) holds any right, title or interest in the Intellectual Property listed on Schedule 3.11(a), or (ii) has misappropriated any trade secrets or other confidential information of any Person in the course of the performance of his or her duties for any Group Company. The Company takes commercially reasonable steps to maintain the confidentiality of its material trade secrets.

(d) No material software owned by any Group Company contains, is derived from, or is distributed, integrated or bundled with, open source software that requires or conditions the use or distribution of such software on the disclosure or distribution of any source code for any portion of such owned Group Company software.

(e) The Group Companies’ Processing of any Personal Data has been conducted in all material respects in accordance with applicable Laws relating to privacy, data security and data protection that are binding on the relevant Group Company. There have been no material incidents of data security breaches, unauthorized access or unauthorized use of any Personal Data Processed by a Group Company in the past three (3) years.

(f) The computers, third-party software, and hardware of the Company (the “IT Assets”) have not suffered any material malfunction within the past three (3) years, except as would otherwise be expected in the ordinary course for such IT Assets. The Company has implemented commercially reasonable data backup and disaster recovery plans for the IT Assets.

(g) Each of the Group Companies is in compliance with and has at all times complied with its own current and prior privacy and security policies, notices and commitments to its customers, consumers and employees or any other Person, in each case, as applicable to any Personal Data, in all material respects. Each of the Group Companies is not prohibited by any applicable privacy Law, contractual obligations or its own privacy or security policies or notices from transferring all or any portion of the Personal Data Processed in the conduct of the business of the Company in the Ordinary Course of Business or in connection with the transactions contemplated hereby. None of the Group Companies has had a breach, security incident or unauthorized access, disclosure, use or loss of any Personal Data within the past three (3) years, and with respect to any breach, security incident or unauthorized access, disclosure, use or loss of any Personal Data, if any, each of the Group Companies has complied with all data breach notification and related obligations under all applicable privacy Laws, notices and contractual obligations, in each case, in all material respects, and has taken reasonable corrective action designed to prevent recurrence of the foregoing.

(h) The Group Companies (i) have implemented, followed and maintained reasonable security and privacy programs and policies containing technical and organizational measures designed to protect and safeguard Personal Data consistent with applicable Law and the practices of similarly situated companies operating in the industry of the Group Companies, and (ii) use commercially reasonable efforts to require by written contract all third party providers and other Persons who have or have had access to Personal Data, or who Process Personal Data on its behalf, to have in written form, and to implement, similar security programs and policies. Without limiting the generality of the foregoing, the Group Companies have taken commercially reasonable steps designed to prevent the violation by the Company of any applicable Law with respect to Personal Data.

3.12 Litigation. There is no material charge, claim, cross-claim or third-party claim, complaint, legal action, suit, arbitration, prosecution, investigation, hearing or proceeding (whether civil, criminal or regulatory or federal, state, local or foreign) (“Action”) pending, at Law or in equity, or before or by any Governmental Entity, court or quasi-judicial or administrative agency or official of any federal, state, local or foreign jurisdiction, arbitrator or mediator, or, to the knowledge of the Company, threatened in writing against any Group Company or their respective properties, Assets or business. No Group Company is subject to any material settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Entity (“Order”).

3.13 Governmental Consents, etc. Except for (i) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (a) the Company is not required to submit any material notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (b) no material consent, approval or authorization of any Governmental Entity is required to be obtained by the Company in connection with its execution, delivery or performance of this Agreement or the consummation by the Company of any transaction contemplated hereby.

3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) sets forth, as of the date hereof, each material Company Plan. With respect to each Company Plan, the Company has provided or made available to the Parent or its representatives prior to the date hereof true and complete copies, as applicable, of: (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements and actuarial reports and (iv) the most recent favorable determination letter from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401(a) of the Code.

(b) No Company Plan is a Multiemployer Plan, Multiple Employer Plan or a plan that is subject to Title IV of ERISA, and no Company Plan provides health or other welfare benefits to former employees of the Group Companies other than health continuation coverage pursuant to COBRA.

(c) Each Company Plan has been maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Plan on which the Company can rely and nothing has occurred, whether by action or failure to act, that would reasonably be expected to affect the qualified status of any such Company Plan.

(d) No material liability under Title IV of ERISA has been or, to the knowledge of the Company, is reasonably expected to be incurred by the Group Companies. Without limiting the generality of the foregoing, none of the Group Companies or any of their respective ERISA Affiliates has ever maintained or contributed to an employee benefit plan that is subject to Title IV of ERISA.

(e) To the knowledge of the Company, the Group Companies have not engaged in any transaction with respect to any Company Plan that would be reasonably likely to subject the Group Companies to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(f) Except as may be set forth in the terms of the Options provided prior to the date hereof to Parent, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would (either alone or in conjunction with any other event) (i) cause the accelerated vesting, funding or delivery of, increase the amount or value of, or result in, any payment or benefit to any employee, officer or director of the Group Companies, or (ii) result in any limitation on the right of any of the Group Companies to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust. Without limiting the generality of the foregoing, except as set forth on Schedule 3.14(f), no amount paid or payable in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code; provided, however, that any arrangements entered into at the direction of Parent, or between Parent and its Affiliates, on the one hand, and a “disqualified individual” under Section 280G(c) of the Code on the other hand (“Parent Arrangements”), will not be taken into account so that, as of the date hereof and as of the Closing, compliance with, and accuracy of, this sentence will be determined as if such Parent Arrangements had not been entered into.

(g) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has, in all material respects, been maintained and operated in documentary and operational compliance with Section 409A of the Code and the regulations thereunder.

(h) Except as would not reasonably be expected to result in material liability to the Company, (i) each Company Plan maintained outside the jurisdiction of the United States, or that covers any employee residing or working outside the United States (a “Foreign Benefit Plan”), which is required to be registered or approved by any Governmental Entity, has been so registered and approved and, to the knowledge of the Company, has been maintained in good standing with applicable requirements of Governmental Entities, (ii) each Foreign Benefit Plan, if intended to qualify for special tax treatment, meets all requirements for such treatment and, to the knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plans and (iii) each Foreign Benefit Plan that is intended to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

3.15 Insurance. Schedule 3.15 lists each material insurance policy maintained by the Group Companies as of the date hereof. The Company has provided true, correct and complete copies of all such policies (or binders where such policies are not yet available). All of the insurance policies of the Group Companies are in full force and effect, no notice of cancellation or non-renewal of such policies has been received, and there is no existing breach, default or event which, with or without notice or the lapse of time or both, would constitute a material breach or default or permit termination or modification of any such policies. Since January 1,

2015, the Company and its Subsidiaries have complied in all material respects with the terms and conditions of such policies. There is no material claim by or with respect to the Company or any Subsidiary pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under such policies have been timely paid, and the Company and the Subsidiaries have otherwise materially complied with the terms and conditions of such policies. To the knowledge of the Company, since the time any such policies were last renewed or issued, there has not been any threatened termination of, premium increase with respect to or alteration of coverage under any of such policies.

3.16 Compliance with Laws.

(a) Each Group Company is, and since January 1, 2013 has been, in compliance with all applicable Laws of applicable Governmental Entities, in each case, in all material respects.

(b) No Group Company has been informed by any Governmental Entity that it or any director, officer, employee, agent, Affiliate or representative of any Group Company is under investigation related to the violation of any applicable Laws (regardless of whether such violation would constitute a criminal, civil, administrative or other violation). During the five (5) year period prior to the date of this Agreement, no Group Company has received any allegation by any Person or has reasonable cause to believe that the Group Company or any director, officer, employee, agent, Affiliate or representative has violated applicable Laws or company compliance policies in the performance of its business.

(c) Without limiting the other provisions of this Section 3.16, each Group Company is, and since January 1, 2013 has been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and other federal, foreign, or state anti-corruption or anti-bribery Laws or requirements applicable to the Company or its Subsidiaries (the “Anti-Bribery Laws”). During the five (5) year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written communication, or to the knowledge of the Company, oral communication, from any Governmental Entity or from any third Person that alleges that the Company, any of its Subsidiaries or any employee or agent thereof is in violation of any Anti-Bribery Laws.

(d) All approvals, filings, permits, franchises, consents, exemptions, licenses and similar authorizations of Governmental Entities (collectively, “Permits”) required to conduct the business of the Group Companies are in the possession of the Group Companies, are in full force and effect and have been and are being complied with in all respects material to such Permit.

(e) Each Group Company is, and since January 1, 2013 has been, in compliance with all Trade Control Laws, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Group Company, any director, officer, employee, agent, Affiliate or representative of any Group Company (i) is a Restricted Party, (ii) is a Person who is otherwise the subject of Trade Control Laws or (iii) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Restricted Party or Restricted Parties or that is the target of Trade Control Laws.

3.17 Environmental Matters.

(a) The Company is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof) in all material respects.

(b) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company.

(c) The Company has delivered or otherwise made available for inspection to the Parent complete and correct copies of material studies, audits, assessments, memoranda and investigations regarding the Company’s compliance with applicable Environmental Laws that are in the possession of the Company and that have been prepared in the last three (3) years.

3.18 Affiliated Transactions. Except for (x) Contracts or transactions entered into on an arm’s length basis between any Group Company and any “portfolio company” (as such term is customarily used in the venture capital and private equity industries) of any Affiliate of any Group Company, (y) any Company Plan or (z) pursuant to any employment agreement, no officer, member of the board of directors or Affiliate of any Group Company or of the Representative or any individual in any such officer’s or director’s immediate family is a party to any Contract or transaction with any Group Company or has any interest in any property used by any Group Company (collectively, “Affiliate Transactions or Interests”).

3.19 Employees.

(a) Each Group Company is in compliance in all material respects with all applicable Laws relating to employment, labor and wage and hour matters, including, without limitation, immigration laws and worker classification as employees or independent contractors. No Group Company is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any employees of a Group Company, nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, are there any union organizing activities involving the employees of any Group Company to authorize representation by any labor organization. There are no (nor have there, since January 1, 2015, been any) material strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other material labor disputes, pending or, to the knowledge of the Company, threatened against or involving any employees of the Group Companies or the Group Companies.

(b) There are no collective bargaining agreements, works council agreements or other similar contracts or agreements that govern any terms or conditions of employment of any employees of any Group Company who is primarily based outside of the United States.

3.20 Brokerage. Except for fees and expenses of Persons listed on Schedule 3.20, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company for which the Parent or the Surviving Company would be liable following the Closing.

3.21 Vote Required. The Shareholder Approval is the only vote of any class or series of Company Stock required to approve this Agreement and the transactions contemplated by this Agreement, including the Merger.

3.22 Customers and Vendors. Schedule 3.22 sets forth a list of the Group Companies’ top twenty (20) customers, top twenty (20) vendors and top (5) resellers (“Specified Customers,” “Specified Vendors” and “Specified Resellers,” respectively) for the fiscal year ended December 31, 2016, in the case of customers and resellers, and the fiscal year ending December 31, 2017, in the case of vendors (determined on a consolidated basis based on, in the case of customers and resellers, annual contract value and, in the case of vendors, the dollar amount of payments incurred or obligated to be made by the Group Companies). As of the date hereof, none of the Specified Customers, Specified Vendors or Specified Resellers has terminated its relationship with the Company or the Subsidiaries. As of the date hereof, neither the Company nor any of the Subsidiaries has received any written or, to the Company’s knowledge, oral notice that any Specified Customer, Specified Vendor of Specified Reseller has (a) in the case of Specified Customers, ceased or will cease to use the products, equipment, goods or services of the Company or any of the Subsidiaries on terms and conditions similar in all material respects to those imposed on current sales by the Company and the Subsidiaries, or has significantly reduced or downgraded, or will significantly reduce or downgrade, the use of such products, equipment, goods or services, (b) in the case of Specified Vendors, has ceased or will cease to supply materials, supplies, services and other goods to the Company or any of the Subsidiaries after the date hereof on terms and conditions similar in all material respects to those imposed on current sales to the Company and the Subsidiaries or (c) in the case of Specified Resellers, ceased or will cease to resell or distribute the products, equipment, goods or services of the Company or any of the Subsidiaries on terms and conditions similar in material respects to those imposed on current resales or distributions by the Specified Resellers, or has significantly reduced, or will significantly reduce the resale or distribution of such products, equipment, goods or services.

3.23 No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III, OR THE CERTIFICATES TO BE DELIVERED TO THE PARENT PURSUANT TO SECTION 7.01(G), NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PARENT, THE MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III OR THE CERTIFICATES TO BE DELIVERED TO THE PARENT PURSUANT TO SECTION 7.01(F), ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE PARENT AND THE MERGER SUB

The Parent and the Merger Sub, jointly and severally, represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

4.01 Organization and Power. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. There are no pending, or to the knowledge of the Parent, threatened, actions for the dissolution, liquidation or insolvency of either the Parent or the Merger Sub.

4.02 Authorization. The execution, delivery and performance of this Agreement by the Parent and the Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Parent and the Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of the Parent and the Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 No Violation. Neither the Parent nor the Merger Sub is subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable Law, or any material Contract, or any Permit, or subject to any Order, in each case which would be breached or violated by the Parent’s or the Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except as would not have a Parent Material Adverse Effect.

4.04 Governmental Consents, etc. Except for (i) the applicable requirements of the HSR Act and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither the Parent nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Parent or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.05 Litigation. As of the date hereof, there is no Action pending or, to the Parent’s knowledge, threatened (in writing or otherwise) against the Parent or the Merger Sub at Law or in equity, or before or by any Governmental Entity, that would have a Parent Material Adverse Effect. The Parent and/or the Merger Sub are not subject to any outstanding Order that would have a Parent Material Adverse Effect.

4.06 Brokerage. Except for any fees that will be paid solely by the Parent or its Subsidiaries, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Parent or the Merger Sub.

4.07 Parent Financial Resources. The Parent has, and will have available on the Closing Date, sufficient immediately available funds, in cash, to make payment of all amounts to be paid by it hereunder on and after the Closing Date and all of the Parent’s fees and expenses required to be paid at the Closing in order to consummate the transactions contemplated hereby. The obligations of the Parent and the Merger Sub under this Agreement are not subject to any conditions regarding the Parent’s, the Merger Sub’s, their respective Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the transactions contemplated hereby.

4.08 Purpose. The Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. The Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. The Merger Sub is a wholly owned Subsidiary of the Parent.

4.09 Parent Entity. As of the date hereof, and at all times prior to the Effective Time, the Parent is and shall be the “ultimate parent entity” (as determined in accordance with the HSR Act and the rules promulgated thereunder) of the Parent and the Merger Sub.

4.10 No Other Representation. Except for the representations and warranties set forth in Article III, the Parent and Merger Sub hereby acknowledge that no Group Company or Affiliate thereof nor any other Person has made or is making any representation or warranty with respect to the Group Companies or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Parent, the Merger Sub or any of their respective Affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing.

ARTICLE V

COVENANTS OF THE COMPANY

5.01 Conduct of the Business. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (i) as set forth on Schedule 5.01 of the Disclosure Schedules, (ii) if the Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as reasonably necessary to ensure that it complies with applicable Laws or (iv) as otherwise expressly contemplated by this Agreement, (1) the Company shall use its commercially reasonable efforts to conduct its business and the businesses of its Subsidiaries in the Ordinary Course of Business; provided that the Company may use available cash to repay any Indebtedness or to make cash dividends on or prior to the Reference Time as long as such cash dividend would not cause the Company’s Cash to be less than an amount necessary to operate in the Ordinary Course of Business, (2) the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to preserve intact their businesses, their assets and their material business relationships with customers, suppliers and other third parties in all material respects, and (3) the Company shall not, and shall not permit any of its Subsidiaries to:

(a) except for issuances as may result from the exercise of Options that are outstanding as of the date hereof (or issued after the date hereof with the prior written consent of the Parent) or for issuances of replacement certificates for shares of Company Stock and except for issuance of new certificates for shares of Company Stock in connection with a transfer of Company Stock by the holder thereof, issue, sell, grant or deliver any of its, or any of its Subsidiaries’, equity securities or issue, sell or grant any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, or other securities with their value derived from the profits or equity returns of, any of its or any of its Subsidiaries’ equity securities;

(b) effect any recapitalization, reclassification, distribution, equity split or like change in its capitalization;

(c) amend its Organizational Documents or any of the Company’s Subsidiaries’ organizational documents;

(d) make any redemption or purchase of its, or any of its Subsidiaries’, equity interests (other than with respect to the repurchase of Company Stock (including any Options) from former employees of a Group Company pursuant to existing agreements or any Company Plan) or declare, make or pay any dividend or distribution other than cash dividends expressly authorized by this Section 5.01;

(e) sell, assign or transfer any material portion of its tangible assets, except for sales of obsolete assets or assets with de minimis or no book value;

(f) sell, assign, transfer or exclusively license any material Intellectual Property, except for licenses of Intellectual Property in the Ordinary Course of Business in connection with a customer or reseller Contract;

(g) enter into, transfer, terminate, modify, amend, waive any rights under, or discharge any other party of any obligation under, any Material Contract (other than entry into, extensions or upgrades of Contracts with Specified Customers, Specified Vendors and Specified Resellers, in each case, in the Ordinary Course of Business and provided that such Contracts are not, and would not be, Material Contracts pursuant to Section 3.10(a)(x));

(h) make any material capital investment in, or any material loan to, any other Person, except pursuant to any existing agreement as of the date of this Agreement;

(i) fail to make capital expenditures in accordance, in all material respects, with the capital expenditures budget existing as of the date of this Agreement;

(j) make any commitment to make any capital expenditures in excess of $150,000 in the aggregate, except for such capital commitments that are reflected in the Company’s current budget;

(k) enter into any Affiliate Transactions or Interests;

(l) make any loan to any of its directors, officers or employees other than the advancement of business and travel expenses in the Ordinary Course of Business or to any of its other Affiliates;

(m) except as required under the terms of any Company Plan or applicable Law: (i) grant any incentive awards or make any increase in the salaries, bonuses or other compensation and benefits payable by a Group Company to any of its employee, officers or directors; (ii) terminate or materially amend any Company Plan; (iii) adopt or enter into any plan, policy or arrangement for the current or future benefit of any officer or director of any Group Company that would be a Company Plan if it were in existence as of the date hereof, (iv) accelerate the time of payment or vesting of any compensation and benefits of any employee or director of any Group Company (or pay to any such individual any amount not otherwise due), (v) fund any rabbi trust or similar arrangement, or (vi) hire or terminate any employee with a base salary of greater than $125,000, other than the termination of any such employee for cause;

(n) commence, compromise or settle any Action if (i) the amount payable by any Group Company in connection therewith would exceed $50,000, (ii) such settlement would be reasonably likely to have a material and adverse effect on the post-Closing operations of the business of any Group Company or (iii) such settlement, compromise or release contemplates or involves any admission of wrongdoing or misconduct or provides for any relief or settlement other than the payment of money; or

(o) incur any Indebtedness or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person;

(p) create or incur any Lien on any asset, other than Permitted Liens;

(q) acquire any real property or any direct or indirect interest in any real property;

(r) merge or consolidate with any other Person or acquire an amount of stock or assets of any other Person in excess of $1,000,000 or effect any business combination, recapitalization or similar transaction (other than the Merger);

(s) make any material change to its accounting methods, policies or practices or practices with respect to the maintenance of books of account and records, except as required by GAAP or applicable Law;

(t) make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, settle or compromise any audit or other proceeding relating to a material amount of Tax, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), apply for or request any Tax ruling, or surrender any right to claim a material Tax refund;

(u) forgive, cancel or compromise any material debt or claim, or waive, release or assign any right or claim of material value, other than in the Ordinary Course of Business;

(v) (i) fail to manage working capital in the Ordinary Course of Business including with respect to payment of accounts payables and collection of account receivables (including in each case, the timing of any such payments or collections); (ii) make any changes to working capital policies, including with respect to revenue recognition, payment of accounts payables and collection of accounts receivables or (iii) change in any material respect the management of working capital or timing of invoicing billing or collection from customers, in each case outside the Ordinary Course of Business;

(w) make, provide or agree to any material payments, material discounts or any other consideration to customers or suppliers, other than in the Ordinary Course of Business;

(x) adopt or enter into a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Subsidiaries (other than the Merger); or

(y) authorize any of, or agree or commit to do any of the foregoing actions.

Nothing contained in this Agreement shall give the Parent or the Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing.

5.02 Access to Books and Records.

(a) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall, and shall cause its Subsidiaries to provide the Parent and Merger Sub and Parent and Merger Sub’s authorized representatives (the “Parent’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all financial books and records of the Group Companies in order for the Parent to have the opportunity to make such investigation as it shall reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 5.02, the Parent and the Parent’s Representatives shall (i) not be permitted to interfere unreasonably with the conduct of the business of any Group Company, (ii) only access personal information relating to employees, providers or customers of any Group Company to the extent necessary for, and only for the purposes of, the completion of the transactions contemplated hereby and (iii) not directly or indirectly contact or communicate with any of the Group Companies’ customers, vendors, suppliers, distributors or brokers in their capacity as such (other than contacts and communications with customers, vendors, suppliers, distributors or brokers of the Parent or in the ordinary course of business, consistent with past practice, regarding matters unrelated to the transactions contemplated hereby) without appropriate personnel of the Group Companies participating in any such contact or communication. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require any Group Company to disclose information subject to attorney-client privilege or attorney work product privilege, conflict with any third party confidentiality obligations to which any Group Company is bound, or violate any applicable Law; provided that the Company shall, or cause its Subsidiary to, use commercially reasonable efforts to cause the third party to which the confidentiality obligation is owed to consent to the disclosure. The Parent acknowledges that the Parent is and remains bound by the Confidentiality Agreement between Nasdaq Inc. and the Company dated June 8, 2017 (the “Confidentiality Agreement”). Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.02 shall qualify or limit any representation or warranty set forth herein or the conditions to Closing set forth in Section 7.01(a).

(b) At the Closing, the Company shall, and shall cause its Subsidiaries to, provide the Parent with access to the minutes books and records and organizational documents of the Group Companies to the extent in the possession of the Group Companies or their Affiliates.

5.03 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 7.02); provided, that such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on a Group Company in the event the Closing does not occur.

5.04 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, neither the Company nor the Representative shall, and shall cause their respective officers, directors, employees, agents, partners, Affiliates and other representatives not to, take any action to initiate, solicit or engage in discussions or negotiations with, or provide any information to, or enter into any agreement with any Person (other than the Parent and the Parent’s Representatives) concerning (i) any liquidation, dissolution or recapitalization of any Group Company, (ii) except in connection with any issuance of shares of Common Stock pursuant to an Option, any purchase of any of the outstanding Company Stock or (iii) any merger, sale of all or a significant portion of the assets of the Group Companies or similar transactions involving the Group Companies (excluding assets sold in the Ordinary Course of Business in compliance with this Agreement) (each such transaction, an “Acquisition Transaction”); provided that this Section 5.04 shall not apply to the Company in connection with Securityholder communications related to the transactions contemplated by this Agreement. The Company and the Representative shall, and shall cause their respective officers, directors, employees, agents, partners, Affiliates and other representatives to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Parent and Merger Sub and their representatives) conducted heretofore with respect to any Acquisition Transaction. As soon as reasonably practicable after the date hereof, the Company shall instruct each Person (other than Parent and Merger Sub and their representatives) in possession of confidential information about the Company that was furnished pursuant to a confidentiality agreement within the prior twelve (12) months in connection with any actual or potential proposal by such person to acquire the Company (or any portion thereof) to promptly return or destroy all such information pursuant to, and subject to, the terms of such confidentiality agreement.

5.05 Payoff Letters and Lien Releases. The Company shall, or shall have caused its applicable Subsidiaries to, deliver all notices and take other actions required to facilitate the termination of commitments in respect of the Credit Agreement, repayment in full of all obligations in respect of such Credit Agreement and release of any Liens and guarantees in connection therewith on the Closing Date. No later than three (3) Business Days prior to the Closing Date, the Company shall, or shall have caused the applicable Subsidiaries to, furnish to Parent a customary payoff letter with respect to the Credit Agreement (the “Payoff Letter”) in substantially final form from all Persons to which the Indebtedness under the Credit Agreement is owed, or the applicable agent, trustee or other representative on behalf of such Persons, which Payoff Letter shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other outstanding and unpaid obligations related to the Credit Agreement as of the Closing Date (the “Payoff Amount”) and (y) state that all obligations (including guarantees) in respect thereof and Liens in connection therewith on the assets of any of the Group Companies shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the Persons holding such Indebtedness, released or customary arrangements for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit under the Credit Agreement.

5.06 Written Consent. Promptly (and in any event within twenty-four (24) hours) following the execution and delivery of this Agreement, the Company shall deliver to the Parent an action by written consent in the form of Exhibit G executed by holders of seventy (70)% or more of the issued and outstanding shares of Company Stock adopting and approving this Agreement in accordance with the DGCL and the Organizational Documents (the “Written Consent”).

5.07 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if the Company becomes aware of, or there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made by the Company in Article III, or of any covenant that, in either case, would cause the conditions set forth in Section 7.01(a) or Section 7.01(b), as applicable, not to be satisfied as of the Closing Date, the Company shall disclose to the Parent such breach. No information provided pursuant to this Section 5.07 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.

5.08 Termination of Affiliate Transactions or Interests. Except as set forth on Schedule 5.08, prior to the Closing, the Group Companies shall cause all Affiliate Transactions or Interests to be terminated with no Liability or further obligation following the Closing of any Group Company.

5.09 Cooperation with Financing. Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its representatives to, provide reasonable cooperation that is customary to assist Parent in the arrangement of any third-party financing for the purpose of financing the transactions contemplated hereby, including the fees and expenses incurred in connection therewith (the “Financing”) (it being understood that the receipt of such Financing is not a condition to Parent’s obligations hereunder), including: (i) participating in meetings, presentations and due diligence sessions upon reasonable prior notice and in reasonably convenient locations (or via telephonic meetings) and (ii) assisting with the preparation of customary materials for presentations, memoranda and similar documents required in connection with the Financing; provided, however, that (x) nothing herein shall require such cooperation to the extent it would (A) unreasonably disrupt the conduct of the Company’s business or (B) require the Company to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Closing for which it is not promptly reimbursed and (y) any documentation executed by the Company or any of its Subsidiaries shall not become effective until the consummation of the Closing.

5.10 Shareholder Notice. The Company shall prepare and mail, within ten (10) Business Days of the date hereof, a notice of action by written consent as required by Section 228(e) of the DGCL to the Company Shareholders, which shall also contain an appraisal notice pursuant to Section 262 of the DGCL that complies with applicable Law, including providing any financial statements of the Company required to be included in such notice. Such notice shall be in a form acceptable to Parent.

5.11 Covenants and Release Agreement. Concurrently with the execution and delivery of this Agreement, the Company shall deliver to the Parent an agreement in the form of Exhibit H executed by each of the parties set forth on Schedule 5.11.

ARTICLE VI

COVENANTS OF THE PARENT

6.01 Access to Books and Records. From and after the Closing until the six (6) year anniversary of the Closing Date, the Parent shall, and shall cause the Surviving Company to, provide the Representative and its authorized representatives with access (for the purpose of examining and copying information reasonably requested by the Representative), during normal business hours, upon reasonable notice, to the books and records of the Group Companies with respect to periods or occurrences prior to or on the Closing Date with respect to any Tax audits, Tax Returns, governmental investigations or legal compliance, in each case solely to the extent that the equityholders of the Company prior to the Closing shall have continuing obligations or liabilities with respect thereto.

6.02 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if the Parent becomes aware of, or if there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made by the Parent and the Merger Sub in Article IV or of any covenant that, in either case, would cause the conditions set forth in Section 7.02(a) or Section7.02(b), as applicable, not to be satisfied as of the Closing Date, the Parent shall disclose to the Company such breach. No information provided pursuant to this Section 6.02 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.

6.03 Indemnification of Officers and Directors of the Company.

(a) For a period of six (6) years after the Closing, the Parent shall cause the Surviving Company, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of a Group Company (each, a “D&O Indemnified Party”), against all Losses in connection with any claim, Action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer or director of a Group Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent that such Persons are indemnified or have the right to advancement of expenses as of the date hereof by the Group Companies pursuant to their respective organizational documents and indemnification agreements of the Company, if any, in existence on the date hereof with any D&O Indemnified Party.

(b) For a period of six (6) years after the Closing and at all times subject to applicable Law, (i) the Parent shall not (and shall not cause or permit any Group Company or any of the Parent’s other Subsidiaries or Affiliates to) amend or modify in any way adverse to the D&O Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the organizational documents of the Group Companies (except (x) as required by applicable Law or (y) unless the provisions as so amended, repealed or modified in connection with a restructuring in which the governing documents of the surviving company include substantially equivalent exculpation or indemnification provisions with respect to such acts for the benefit of such persons), and (ii) the Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by or on behalf of the Company as of the date hereof (the “Current Policies”) (provided that the Parent may substitute such policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or prior to the Closing; provided, however, that the Parent shall not be obligated to make annual premium payments for such insurance to the extent that such premiums exceed three hundred percent (300%) of the annual premiums paid as of the date hereof by or on behalf of the Company for the Current Policies (the “Premium Amount”), and if such premiums for such insurance would at any time exceed the Premium Amount, then the Parent shall cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to the Premium Amount. Notwithstanding the foregoing, prior to the Closing and in satisfaction of the Parent’s foregoing obligations under this Section 6.03, each of the Parent and the Company shall be permitted to purchase (at the Parent’s expense, and without duplication) a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy (the “D&O Tail”), effective as of the Closing, providing, for a period of six (6) years after the Closing, the coverage and amounts, and terms and conditions, contemplated by the foregoing sentence of this Section 6.03(b); provided that the Company shall not pay an aggregate amount for such D&O Tail in excess of the Premium Amount. If such premiums for such D&O Tail would require an expenditure that exceeds the Premium Amount, then the Parent or the Surviving Company may obtain, in satisfaction of the foregoing, a policy with the greatest coverage available for a cost not exceeding such amount. From and after the Closing, the Parent shall (and/or shall cause the Group Companies or its other subsidiaries or Affiliates, as applicable, to) continue to honor its obligations under any such insurance procured pursuant to this Section 6.03(b), and shall not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof.

(c) The Parent agrees to pay, or to cause the Surviving Company or any of its Subsidiaries to pay, all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.03 to the extent such enforcement results in a final, non-appealable judgment in favor of the applicable D&O Indemnified Parties.

(d) If the Surviving Company or any of its successors or assigns proposes to (i) consolidate with or merge into any other Person and the Surviving Company shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Surviving Company shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 6.03.

(e) The provisions of this Section 6.03 shall survive the consummation of the Merger and the Effective Time and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, and his or her successors, heirs and representatives and shall be binding on all successors and assigns of the Surviving Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

6.04 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, each of the Parent and the Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article VII); provided that such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on the Parent or the Merger Sub in the event the Closing does not occur. At the Parent’s reasonable request, the Company shall use commercially reasonable efforts to deliver such notices, or to obtain such third party consents or approvals, as may be required by any Lease or Material Contract in connection with the completion of the transactions contemplated hereby; provided that in no event shall any Group Company be required to undertake any material expenses or obligations in connection therewith other than (i) expenses that are funded or reimbursed by the Parent or (ii) obligations that are not effective prior to the Effective Time.

6.05 Conduct of Business of Parent. Before the Effective Time, the Parent shall not take, or agree or commit to take, and shall cause each of its Subsidiaries and its and their respective Affiliates and representatives not to take or agree or commit to take, directly or indirectly, any action that would reasonably be expected to have a Parent Material Adverse Effect. Nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the Parent’s or its Subsidiaries’ operations. The Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

6.06 Release. Effective as of and conditioned upon the Closing, the Group Companies and their respective successors and assigns (each, a “Releasing Person”) hereby fully and unconditionally release, acquit and forever discharge the current and former equityholders and controlling persons of the Company, and each of their respective controlling Affiliates, each solely in their capacities as such (each, a “Released Person”), from any and all manner of actions, causes of action, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, arising out of or relating to or accruing from their relationship with the Company prior to the Closing. Notwithstanding anything to the contrary in the foregoing, this Section 6.06 shall not (a) apply to the rights of a Releasing Person under any Transaction Document, (b) relieve any Released Person of its obligations and liabilities under any Transaction Document, (c) apply to the rights and obligations under commercial agreements entered into in the ordinary course of business between a Releasing Person, on the one hand, and a Released Person, on the other hand or (d) limit any Releasing Person’s rights with respect to fraud by a Released Person.

6.07 280G Vote. The Company shall submit to a vote of the Company Shareholders for their determination all payments or benefits that in the absence of such a vote could reasonably be viewed as “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) made to any individuals that are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder), which shareholder vote shall be conducted in a manner that is intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, and shall be in a form reasonably satisfactory to the Parent. Prior to such vote, the Company shall obtain waivers from each disqualified individual of some or all of such disqualified individual’s parachute payments such that all remaining payments and/or benefits, if any, shall not constitute “excess parachute payments” within the meaning of section 280G(b)(1) of the Code with respect to such disqualified individual or, in the absence of the shareholder approval referred to in the immediately preceding sentence, shall not be payable to or retained by such disqualified individual to the extent such excess parachute payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of the excise tax under Section 4999 of the Code on such disqualified individual.

ARTICLE VII

CONDITIONS TO CLOSING

7.01 Conditions to the Parent’s and the Merger Sub’s Obligations. The obligations of the Parent and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Parent and the Merger Sub in writing) of the following conditions as of the Closing Date:

(a) (i) The Company Fundamental Representations (other than the representations and warranties set forth Section 3.04(a)) shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date) (ii) the Company Fundamental Representations set forth Section 3.04(a) shall be true and correct in all but de minimis respects as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date), (iii) the representations and warranties set forth in Sections 3.02, 3.03(b)-(e) and 3.04(c) shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date) and (iv) all other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifiers that may be set forth therein) does not constitute a Material Adverse Effect;

(b) The Company shall have performed and complied with in all material respects each of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) The Merger shall have been approved and this Agreement shall have been adopted by the requisite affirmative vote of the shareholders of the Company in accordance with the DGCL and the Organizational Documents (the “Shareholder Approval”);

(d) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(e) There shall be no decree or order entered into by any Governmental Entity that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f) The Company shall have delivered to the Parent each of the following:

(i) the Paying Agent Agreement, duly executed by the Company;

(ii) the Escrow Agreement, duly executed by the Company;

(iii) a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 7.01(a) and 7.01(b) have been satisfied;

(iv) certified copies of resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(v) a duly executed certificate that satisfies the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) confirming that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code and a notice addressed to the Internal Revenue Service, signed by the Company, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2) to be submitted by Parent to the Internal Revenue Service as agent for the Company;

(vi) the Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware and a certificate of good standing for the Company from the Secretary of the State of the State of Delaware; and

(vii) a valid and binding joinder to the Written Consent duly executed by SFS Member Holdings, LLC.

(g) There shall not have been a Material Adverse Effect since the date hereof.

7.02 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company in writing) of the following conditions as of the Closing Date:

(a) (i) The Parent Fundamental Representations shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date and (ii) all other representations and warranties contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had, and would not have, a Parent Material Adverse Effect;

(b) The Parent and the Merger Sub shall have performed and complied with in all material respects each the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) The Shareholder Approval shall have been obtained;

(d) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(e) There shall be no decree or order entered into by any Governmental Entity that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(f) The Parent shall have delivered to the Company each of the following:

(i) the Paying Agent Agreement, duly executed by the Parent;

(ii) the Escrow Agreement, duly executed by the Parent;

(iii) a certificate of an authorized officer of the Parent and the Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the preconditions specified in Sections 7.02(a) and 7.02(b) have been satisfied.

ARTICLE VIII

SURVIVAL

8.01 Survival. None of the representations and warranties of any party contained in this Agreement or any other Transaction Document shall survive the Closing. Unless otherwise indicated, the covenants set forth in this Agreement that by their terms are required to be performed exclusively before the Closing shall survive the Closing until the date on which the payment required to be made pursuant to Section 1.09 has been made (the “Expiration Date”); provided that, if a claim of indemnification for a breach of a pre-Closing covenant is given under Section 8.02 prior to the Expiration Date, then such claim will be preserved until such claim is finally resolved. Unless otherwise indicated, the covenants and agreements set forth in this Agreement that by their terms are required to be performed in whole or in part after the Closing shall survive the Closing until they have been performed or satisfied.

8.02 Indemnification for Breach of Pre-Closing Covenant. From and after the Effective Time and until the Expiration Date, Parent, Merger Sub and their respective Affiliates, officers, directors, stockholders, agents and other representatives (the “Indemnitees”), shall be indemnified and held harmless solely from the Escrow Account for any and all Losses incurred or suffered by any of them as a result of, relating to or arising out of any breach by the Company or any Subsidiary of the Company of any of its covenants contained herein that by its terms is required to be performed before the Closing. The aggregate amount of Losses with respect to which all Indemnitees may be entitled under this Section 8.02 shall not exceed the Escrow Amount.

8.03 Claims Procedures. Any claim by an Indemnitee brought pursuant to Section 8.02 (a “Claim”) shall be asserted by the Indemnitee by giving the Representative prompt written notice thereof following the date on which Indemnitee becomes aware of such breach; provided that any failure to provide such notice shall not prejudice an Indemnitee’s right to bring such Claim except to the extent that such failure shall have materially prejudiced the Representative. Such notice by the Indemnitee shall describe the Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable and to the extent known, of the Loss that has been or may be sustained by the Indemnitee as a result of such breach. After its receipt of such notice, the Representative shall have a reasonable opportunity to investigate the matter or circumstance alleged to give rise to the Claim, and whether and to what extent any amount is payable in respect of the Claim and the Indemnitee shall cooperate with the Representative’s investigation by giving such information and assistance as the Representative or any of its professional advisors may reasonably request.

8.04 Limitations.

(a) All amounts recoverable in respect of any Claim shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds, indemnity, contribution or other similar payment actually received by the Indemnitee from a third party in respect of any such Claim.

(b) All amounts recoverable in respect of any Claim shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Loss by the Indemnitee.

(c) No Losses shall be recoverable under Section 8.02 that constitute punitive damages or damages that are not reasonably foreseeable except for any such damages or Losses awarded or granted by a Governmental Entity in connection with a claim by a third party.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Parent and the Company;

(b) by the Parent if the Written Consent shall not have been delivered within twenty-four (24) hours of the execution of this Agreement;

(c) by the Parent, if any of the representations or warranties of the Company set forth in Article III shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 7.01(a) or Section 7.01(b) would not (in the absence of a waiver) be satisfied and, in the case of any breach capable of being cured, the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Company; provided that neither the Parent nor the Merger Sub is then in breach of this Agreement such that the conditions to Closing set forth in either Section 7.02(a) or Section 7.02(b) would not (in the absence of a waiver) be satisfied;

(d) by the Company, if any of the representations or warranties of the Parent or the Merger Sub set forth in Article IV shall not be true and correct, or if the Parent or the Merger Sub has failed to perform any covenant or agreement on the part of the Parent or the Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 7.02(a) or Section 7.02(b) would not (in the absence of a waiver) be satisfied and, in the case of any breach capable of being cured, the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days (the “Parent Cure Period”) after written notice thereof is delivered to the Parent or the Merger Sub; provided that the Company is not then in breach of this Agreement such that the conditions to Closing set forth in either Section 7.01(a) or Section 7.01(b) would not (in the absence of a waiver) be satisfied; provided further that if the Company has irrevocably confirmed in a written notice delivered to the Parent on the date the Closing is required to occur under Section 2.01 that the conditions set forth in Section 7.01 are satisfied and if specific performance were to be granted the Company stands ready, willing and able to consummate the Merger, then the Parent Cure Period with respect to a failure of the Parent to deliver the Merger Consideration or the payments contemplated by Section 2.02 at the Closing as required hereunder shall be deemed to be five (5) Business Days rather than twenty (20) Business Days unless otherwise agreed to in writing by the Company;

(e) by the Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to March 4, 2018 (such date, as it may be extended pursuant to Section 12.17(b), the “Outside Date”); provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.01(e) shall not have (provided that if such Party is the Parent, neither the Parent nor the Merger Sub shall have) breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date; or

(f) by either the Company or the Parent if (i) there shall be any Law that makes consummation of the Merger illegal or (ii) any Governmental Entity having competent jursidiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action shall have become final and nonappealable.

9.02 Effect of Termination. In the event this Agreement is validly terminated by either the Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than the penultimate sentence of Section 5.02, this Section 9.02, Section 10.01, and Article XI and Article XII hereof, which shall survive the termination of this Agreement (other than the provisions of Section 12.17, which shall terminate)), and there shall be no liability on the part of either the Parent, the Merger Sub, the Company, the Representative or the Securityholders to one another; provided that no such termination shall relieve any Party hereto from any liability or damages resulting from a willful or intentional breach prior to such termination of any of such Party’s representations, warranties, covenants or agreements set forth in this Agreement. Without limiting the Company’s rights under any other provision of this Agreement (including the Company’s right to specific performance pursuant to Section 12.17), in the event that Parent and/or Merger Sub willfully and intentionally breaches its obligation to consummate the Closing at such a time when it is obligated to consummate the Closing, then the Company may, on behalf of the Securityholders, petition a court to award damages in connection with any such breach. The Company may, additionally, on behalf of the Securityholders, enforce such award and accept damages for such breach; provided that while the Company may pursue both a grant of specific performance and monetary damages in accordance with Section 12.17, in no event shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Closing occurring and money damages. No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE X

ADDITIONAL COVENANTS

10.01 Representative.

(a) Appointment. In addition to the other rights and authority granted to the Representative elsewhere in this Agreement, upon and by virtue of the approval of the requisite Company Shareholders of this Agreement, and pursuant to each Letter of Transmittal, all of the Securityholders collectively and irrevocably constitute and appoint the Representative as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents that may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof, as contemplated by this Agreement; (iii) payment of amounts due to the Parent pursuant to Sections 1.08 or 1.09; (iv) receipt and forwarding of notices and communications pursuant to this Agreement; (v) administration of the provisions of this Agreement; (vi) giving or agreeing to, on behalf of all or any of the Securityholders, any and all consents, waivers, amendments or modifications deemed by the Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement or any of the instruments to be delivered to the Parent pursuant to this Agreement; (viii) (A) disputing or refraining from disputing, on behalf of each Securityholder relative to any amounts to be received by such Securityholder under this Agreement or any agreements contemplated hereby, any claim made by the Parent under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Securityholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and (C) executing, on behalf of each such Securityholder, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Securityholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

(b) Authorization. Notwithstanding Section 10.01(a), in the event that the Representative is of the opinion that it requires further authorization or advice from the Securityholders on any matters concerning this Agreement, the Representative shall be entitled to seek such further authorization or advice from the Securityholders prior to acting on their behalf. In such event, each Securityholder shall vote in accordance with the pro rata portion of the Merger Consideration paid to such Securityholder in accordance with this Agreement and the authorization of a majority of such Persons shall be binding on all of the Securityholders and shall constitute the authorization of the Securityholders. The appointment of the Representative is coupled with an interest and shall be irrevocable by any Securityholder in any manner or for any reason. This authority granted to the Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Insight Venture Partners, LLC hereby accepts its appointment as the initial Representative.

(c) Actions by the Representative; Resignation; Vacancies. The Representative may resign from its position as Representative at any time by written notice delivered to the Parent and the Securityholders. If there is a vacancy at any time in the position of the Representative for any reason, such vacancy shall be filled by a majority vote in accordance with the method set forth in Section 10.01(b).

(d) No Liability. All acts of the Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Securityholders and not of the Representative individually. Other than as a result of fraud, gross negligence or willful misconduct by the Representative, the Representative shall not have any liability for any amount owed to the Parent pursuant to Sections 1.08 or 1.09. Other than as a result of fraud, gross negligence or willful misconduct by the Representative, the Representative shall not be liable to the Company, the Parent or the Merger Sub, in his or its capacity as the Representative, for any liability of a Securityholder or otherwise, or for anything that it may do or refrain from doing in connection with this Agreement. The Representative shall not be liable to the Securityholders, in its capacity as the Representative, for any liability of a Securityholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything that it may do or refrain from doing in connection with this Agreement except in the case of the Representative’s fraud, gross negligence or willful misconduct. The Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as the Representative to the Parent, the Merger Sub, the Company or the Securityholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Securityholder, except in respect of amounts received on behalf of the Securityholders.

(e) Indemnification; Expenses. Each Securityholder shall, only to the extent of such Securityholder’s Pro Rata Percentage, indemnify and defend the Representative and hold the Representative harmless against any Loss, damage, cost, Liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Representative and arising out of or in connection with the acceptance, performance or administration of the Representative’s duties under this Agreement. Any expenses or taxable income incurred by the Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Representative but shall be payable by and attributable to the Securityholders based on each such Person’s Pro Rata Percentage. Notwithstanding anything to the contrary in this Agreement, the Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Representative in connection with the performance of its duties to Securityholders hereunder from amounts actually delivered to the Representative pursuant to this Agreement. Additionally, in connection with any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Representative in connection with the performance of its duties hereunder, the Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be actually payable to the Securityholders from the Escrow Account to itself no earlier than the date such payments are actually made. The Representative may also from time to time submit invoices to the Securityholders covering such expenses and Liabilities and, upon the request of any Securityholder, shall provide such Securityholder with an accounting of all expenses and Liabilities paid.

(f) Reliance. Any decision, act, consent, approval or instruction of the Representative given or made pursuant to this Agreement shall constitute a decision, act, consent, approval or instruction of the Securityholders, and the Parent, the Merger Sub and, following the Effective Time, the Company shall be entitled to conclusively rely upon any representation, instrument or statement of the Representative with respect to any such act, decision, consent, approval or instruction of the Securityholders.

10.02 Disclosure Schedules. All references to this Agreement herein or in any of the Disclosure Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed with respect to every other section and subsection in this Agreement only if the relevance of such disclosure to such other section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of the Company’s, the Parent’s or the Merger Sub’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter or (e) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

10.03 Regulatory Approvals.

(a) Each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Contemplated Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or Orders from all Governmental Entities. In furtherance and not in limitation of the foregoing, each of the Parent, the Merger Sub and, where applicable, the Company undertakes and agrees to (i) use commercially reasonable efforts to make, or cause their respective Affiliates to make, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions within ten (10) Business Days after the date hereof (provided that the Parties shall make such filing no later than fifteen (15) Business Days after the date hereof), and shall request early termination of the waiting period under the HSR Act and (ii) supply, or cause their respective Affiliates to supply, as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act. The Parent shall be responsible for all filing fees under the HSR Act.

(b) Further, and without limiting the generality of the rest of this Section 10.03, each of the Parties shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly (i) furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the foregoing, (ii) inform the other Parties of any communication from any Governmental Entity regarding any of the Contemplated Transactions, and (iii) provide counsel for the other Parties with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Entity and any other information supplied by such Party and such Party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the Contemplated Transactions; provided, however, that materials may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements and with applicable Law and (C) as necessary to address reasonable attorney-client privilege concerns. Each Party hereto shall, subject to applicable Law, permit counsel for the other Parties to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed written communication to any Governmental Entity in connection with the Contemplated Transactions. The Parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Contemplated Transactions unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate.

(c) Further, and without limiting the generality of the rest of this Section 10.03, the Parent and the Merger Sub shall use their reasonable best efforts to avoid or eliminate each and every impediment under any Antitrust Law or other Law that may be asserted by any Governmental Entity or private party with respect to this Agreement so as to make effective as promptly as practicable the Contemplated Transactions and to avoid any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date. The steps involved in the preceding sentence shall include, without limitation,

(i) defending through litigation on the merits, including appeals, any claim asserted in any court or other proceeding by any party; or (ii) agreeing to take any other action as may be required by a Governmental Entity in order (A) to obtain all necessary consents, approvals and authorizations as soon as reasonably possible, and in any event before the Outside Date, (B) to avoid the entry of, or to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect in any Actions and that prohibits, prevents or restricts consummation of the Contemplated Transactions, or (C) to effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date. At the request of the Parent, the Company shall agree to take any action with respect to the Company or any of its Subsidiaries in the two preceding sentences, provided that any such action is conditioned upon (and shall not be completed prior to) the consummation of the Contemplated Transactions. The Parent shall not, and shall cause each of its Affiliates not to, take any action that is intended to or that would reasonably be expected to adversely affect the ability of any of the Parties hereto from obtaining (or cause delay in obtaining) any necessary approvals of any Governmental Entity required for the Contemplated Transactions or from consummating the Contemplated Transactions. Notwithstanding anything to the contrary herein, neither the Parent nor any of its Affiliates shall be required to (i) sell, hold separate or otherwise dispose of any of its material assets or the material assets of their Subsidiaries or the material assets of the Company or any of its Subsidiaries or conduct its business or the Company’s business in a specified manner that is materially different from the manner in which theretofore conducted, or (ii) permit any of its material assets or the material assets of its Subsidiaries or the material assets of the Company or any of its Subsidiaries to be sold, held separate or disposed of or permit its business or the Company’s business to be conducted in a specified manner that is materially different from the manner in which theretofore conducted.

(d) The Parent shall not, and shall cause its Affiliates not to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition), that would reasonably be expected to (i) make it materially more difficult, or materially increase the time required, to satisfy the expiration or termination of the waiting period under the HSR Act or (ii) result in the entry of, or the commencement of litigation seeking the entry of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated by this Agreement.

ARTICLE XI

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Principles” means, in accordance with GAAP, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Latest Balance Sheet (which accounting principles, practices, procedures, policies and methods are set forth on Exhibit I).

“Additional Merger Consideration” means, as of any date of determination, without duplication, any purchase price adjustments arising under Section 1.09 payable to the Securityholders.

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Applicable Conversion Rate” means, with respect to any share of Preferred Stock, the quotient obtained by dividing the applicable Stated Value (as defined in the Certificate of Incorporation) by the Conversion Price (as defined in the Certificate of Incorporation) that is in effect with respect to such share of Preferred Stock immediately prior to the Effective Time.

“Base Consideration” means $705,000,000.

“Business Day” means a day that is neither a Saturday or Sunday, nor any other day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“Cash” means, as of the Reference Time, (a) all cash, (b) certificates of deposit with original maturities not exceeding three (3) months, (c) bank deposits and other cash in bank, lock box and other similar accounts that may be fully withdrawn on demand and (d) money market funds and U.S. Treasury securities with original maturities not exceeding three (3) months, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Group Companies as of such time, in each case as determined in accordance with the Accounting Principles.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on November 2, 2012, as amended from time to time.

“Closing Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Estimated Indebtedness, plus (iii) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital Amount, plus (v) the amount of Estimated Cash, minus (vi) the amount of the Estimated Transaction Expenses, plus (vii) the aggregate amount of Estimated Tax Savings, plus (viii) the aggregate dollar amount of the exercise prices for all vested In-the-Money Options.

“Closing Option Consideration” means, for each vested In-the-Money Option, the amount equal to the product obtained by multiplying (A) the amount by which the Per Share Closing Cash Consideration exceeds the exercise price of such vested In-the-Money Option and (B) the aggregate number of shares of Common Stock subject to such vested In-the-Money Option (rounded down to the nearest whole cent).

“Closing Payment Amount” means (i) the Closing Cash Consideration, less (ii) the aggregate amount of the Closing Option Consideration.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended.

“Company Equity Plan” means eVestment, Inc. Stock Incentive Plan, as amended and restated as of November 5, 2012, as further amended as of June 1, 2013.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01, Sections 3.03(a), (b), (d) and (e), Section 3.04(a), Section 3.20 and Section 3.21.

“Company Plan” means (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (iii) any other employment, severance, deferred-compensation, retirement, welfare-benefit, bonus, incentive or other compensatory, employee benefit, or fringe benefit plan, policy, program, agreement or arrangement sponsored, maintained, contributed to, or required to be contributed to by any of the Group Companies for the benefit of any current or former employee or individual contractor of the Group Companies, other than any schemes or arrangements maintained by a Governmental Entity for current or former employees of the Group Companies who are based outside of the United States.

“Company Shareholder” means a holder of Company Stock.

“Company Shareholder Percentage” means the amount, expressed as a percentage, equal to one hundred percent (100%) less the Optionholder Percentage.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any legally binding agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, whether oral or written, other than any Company Plan.

“Credit Agreement” means (i) that certain Credit Agreement, dated as of August 28, 2015, by and among the Company, as Borrower, Antares Holdings LP, as a Lender, the other banks and financial institutions and lenders from time to time party thereto and Antares Capital LP, as Administrative Agent and Collateral Agent, (ii) that certain Guaranty and Security Agreement, dated as of August 28, 2015, made by the Company and the other Grantors (as defined therein) from time to time party thereto in favor of Antares Capital LP, as supplemented, (iii) that certain Joinder Agreement, dated as of January 12, 2017, made by Public Plan IQ Limited Liability Company in favor of Antares Capital LP and (iv) that certain Master Intercompany Promissory Note, dated as of August 28, 2015, by and among the Company, eVestment Alliance Holdings, LLC, eVestment Alliance, LLC, Channel Capital Group Inc.,

A.S.A.P. Advisor Services, Inc., Fundspire, Inc., Strategic Financial Solutions, LLC and Curzon Street Acquisition LLC, in each case, together with all documents referred to therein and all amendments thereto.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Final Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Indebtedness as finally determined pursuant to Section 1.08, plus (iii) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.08 exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.08 is less than the Target Net Working Capital Amount, plus (v) the amount of Cash as finally determined pursuant to Section 1.08, minus (vi) the amount of the Transaction Expenses as finally determined pursuant to Section 1.08, plus (vii) the amount of the Tax Savings as finally determined pursuant to Section 1.08, plus (viii) the aggregate dollar amount of the exercise prices for all vested In-the-Money Options.

“Fully Diluted Number” means the sum of (i) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, (ii) the aggregate number of shares of Common Stock for which all of the shares of Preferred Stock issued and outstanding immediately prior to the Effective Time would be converted into if converted immediately prior to the Effective Time and (iii) the aggregate number of shares of Common Stock underlying all vested In-the-Money Options issued and outstanding as of immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Group Company(ies)” means the Company and each of its direct and indirect Subsidiaries.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“In-the-Money Option” shall mean an Option, whether vested or unvested, with an exercise price that is less than the Per Share Closing Cash Consideration, determined as of immediately prior to the Effective Time.

“Indebtedness” means, as of any particular time with respect to the Group Companies, without duplication, (i) the unpaid principal amount of and accrued interest on all indebtedness of the Group Companies for borrowed money (excluding all intercompany indebtedness between or among the Group Companies), (ii) all obligations of any Group Company evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of the Group Companies under leases required in accordance with the Accounting Principles to be capitalized on a balance sheet of the Group Companies, and (iv) all obligations of any Group Company to pay the deferred and unpaid purchase price of property and equipment (including “earn-out” payments but other than trade payables incurred in the Ordinary Course of Business), (v) the net cash payment obligations of the Group Companies under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (vi) all obligations under letters of credit, bank guarantees, performance bonds and other similar contractual obligations entered into by or on behalf of any Group Company, (vii) any accrued interest, fees, premiums, penalties and other obligations of the Group Companies relating to any indebtedness or other obligations of the type referred to in any other clause of this definition payable in connection with the repayment thereof on or prior to the Closing Date, (viii) all guarantees and arrangements having the economic effect of a guarantee provided by any Group Company in respect of the indebtedness or obligations of the type referred to in any other clause of this definition of any other Person, all obligations of another Person in respect of which any Group Company has pledged any of its assets, and all obligations or undertakings of any Group Company to maintain or cause to be maintained the financial position or financial covenants of any other Person or to purchase any other Person’s indebtedness or obligations of the type referred to in any other clause of this definition or any security therefor, (ix) income tax payables of the Group Companies, net of any income tax receivables, to the extent required to be accrued under GAAP (x) all accrued and unpaid interest, fees, expenses and other amounts owing by the Group Companies under any of the foregoing, calculated as of the date of determination, and any prepayment premiums or penalties that would be due if such amounts were prepaid as of such date of determination and (xi) $250,000 in respect of the matters set forth on Schedule 3.06(c), without duplication to any portion of such amount that is or prior to the Closing becomes included in any of the preceding clauses (i) – (x).

Notwithstanding the foregoing, “Indebtedness” shall not include (A) any letters of credit to the extent not drawn upon, (B) non-cancellable purchase commitments, surety bonds and performance bonds, (C) deferred revenue, (D) customer advances or deposits, (E) obligations under operating leases, (F) deferred Tax assets and liabilities or (G) any liability reflected in Net Working Capital or Transaction Expenses. For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the Reference Time.

“Intellectual Property” means all rights arising from or in respect of any of the following, in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions, including continuations, divisional, continuations-in-part, renewals and reissues for any of the foregoing, (ii) trademarks, service marks, service names, trade dress, trade names, brand names, slogans, logos, domain names, corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof and copyrightable subject matter, including copyrights in software, (iv) inventions (whether patentable or unpatentable), trade secrets and other confidential and proprietary information (including ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information); and (v) copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“knowledge of the Company” and “the Company’s knowledge” mean the actual knowledge after reasonable inquiry of Jim Minnick, Heath Wilson, Matt Crisp, Mitchell Johnson, Jerrod Stoller, Nicole Wu and Gene Luciani, as of the applicable date.

“Law” means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Entity.

“Liabilities” means all indebtedness, debts, claims, obligations and other liabilities of a Person whether known, unknown, accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due.

“Liens” means liens, security interests, charges or encumbrances.

“Losses” means any and all damages, penalties, fines, costs, judgments or amounts paid in settlement, Liabilities, Taxes, losses, expenses and fees, including court costs and attorneys’ and other professionals’ fees and expenses and any other costs of enforcing a Person’s rights, as applicable, under this Agreement.

“Material Adverse Effect” means any change, effect, event, circumstance, condition, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have (a) a material adverse effect on the ability of the Company to consummate the Merger by the Outside Date or (b) a materially adverse effect on the business, assets, properties, liabilities or condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole; provided, however, that, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) the announcement or existence of the transactions contemplated by this Agreement; (ii) general changes in the industry in which the Group Companies operate (provided that such change does not affect the Group Companies, taken as a whole, in a materially disproportionate manner in comparison to other participants in the industry in which the Group Companies participate); (iii) any change in general economic conditions, including changes in the credit, debt or financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world (provided that such change does not affect the Group Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in which the Group Companies participate); (iv) actions taken or not taken at the written request of Parent (or actions taken or not taken pursuant to the express terms of this Agreement); (v) changes after the date hereof in GAAP or other accounting requirements or principles or any changes after the date hereof in applicable Laws (provided that such change does not affect the Group Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in which the Group Companies participate); (vi) the failure of any Group Company to meet or achieve the results set forth in any projection or forecast (provided that this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (vii) global, national or regional political conditions, including hostilities, acts of war (whether declared or undeclared), sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof (provided that the foregoing does not affect the Group Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in which the Group Companies participate); and (viii) hurricanes, earthquakes, floods or other natural disasters (provided that the foregoing does not affect the Group Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in which the Group Companies participate).

“Merger Consideration” means, collectively, the Stock Merger Consideration and the Option Consideration.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Multiple Employer Plan” means a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“Net Working Capital” means, without duplication, an amount (which amount may be a positive or negative number) equal to the current assets of the Company, as of the Reference Time (consisting solely of the line item current asset accounts specified in Exhibit E), minus the current liabilities of the Company, as of the Reference Time (consisting solely of the line item current liability accounts specified in Exhibit E). It is agreed that (a) Net Working Capital shall be calculated (i) without taking into consideration (A) the transactions contemplated by this Agreement, (B) Cash, (C) Transaction Expenses, (D) deferred rent and (E) Indebtedness, (ii) by excluding deferred revenue from current liabilities of the Company and (iii) by excluding any and all accruals and reserves for any Tax liabilities of the Group Companies (current or otherwise); and (b) Net Working Capital and the components and adjustments thereto described on Exhibit E shall be prepared and calculated in accordance with the Accounting Principles.

“Non-Recourse Party” means, with respect to a Party to this Agreement, any of such Party’s former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, or general or limited partners (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, or general or limited partner of any of the foregoing).

“Option” means an outstanding and unexercised stock option to purchase shares of Common Stock under the Company Equity Plan.

“Option Consideration” means, for each vested In-the-Money Option, the amount equal to the sum of (i) the Closing Option Consideration applicable to such vested In-the-Money Option, and (ii) the product obtained by multiplying (A) the Per Share Additional Merger Consideration by (B) the aggregate number of shares of Common Stock subject to such vested In-the-Money Option (rounded down to the nearest whole cent), less applicable withholding.

“Optionholder Percentage” means the amount, expressed as a percentage, equal to the quotient obtained by dividing (i) the aggregate number of shares of Common Stock underlying all vested In-the-Money Options issued and outstanding as of immediately prior to the Effective Time by (ii) the Fully Diluted Number.

“Ordinary Course of Business” means the ordinary course of business of the Group Companies, consistent with past practice.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws of the Company, each as amended through the date hereof.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Parent Fundamental Representations” means the representations and warranties of the Parent set forth in Sections 4.01 and 4.02.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of the Parent or the Merger Sub to consummate the Merger on the terms set forth herein by the Outside Date.

“Paying Agent Agreement” means the Paying Agent Agreement, by and among Parent, the Representative and the Paying Agent, substantially in the form of Exhibit J attached hereto.

“Per Share Additional Merger Consideration” means the amount equal to the quotient obtained by dividing (i) the Additional Merger Consideration by (ii) the Fully Diluted Number.

“Per Share Closing Cash Consideration” means the amount equal to the quotient obtained by dividing (i) an amount equal to (A) the Closing Cash Consideration less (B) the Escrow Amount by (ii) the Fully Diluted Number.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which appropriate reserves have been established in accordance with GAAP in the Latest Balance Sheet; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent and for which adequate reserves are maintained on the Financial Statements in accordance with GAAP consistently applied; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Realty that are not violated by the current use and operation of the Leased Realty; (iv) covenants, conditions, restrictions and easements to the Leased Realty that do not materially impair the occupancy or use of the Leased Realty for the purposes for which it is currently used or proposed to be used in connection with the Companies’ and their Subsidiaries’ businesses; and (v) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof, or any other organization or entity of any kind.

“Personal Data” means any information relating to an identified or identifiable natural person, where an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that person.

“Pro Rata Percentage” means, with respect to any Securityholder, the quotient (expressed as a percentage) obtained by dividing (a) the sum of (i) the aggregate number of shares of Common Stock held by such Securityholder immediately prior to the Effective Time, (ii) the aggregate number of shares of Common Stock for which the shares of Preferred Stock held by such Securityholder immediately prior to the Effective Time would be converted into if converted immediately prior to the Effective Time and (iii) the aggregate number of shares of Common Stock underlying any vested In-the-Money Options held by such Securityholder as of immediately prior to the Effective Time by (b) the Fully Diluted Number.

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Data or sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Reference Time” means the Effective Time.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Restricted Party” means persons or entities identified or designated on restricted party lists maintained by the U.S. government, including but not limited to the U.S. Department of Treasury Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List and the U.S. Department of Commerce Bureau of Industry and Security’s Entity List, Unverified List and Denied Persons List, as well as any comparable restricted parties lists maintained by the European Union or any other applicable jurisdiction.

“Securityholder” means a Company Shareholder or a holder of vested In-the-Money Options.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Takeover Law” shall mean any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction or other applicable Laws that purport to limit or restrict business combinations or the ability to limit or restrict business combinations or the ability to acquire or to vote shares.

“Target Net Working Capital Amount” means $11,134,921.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, levy, fee, impost, duty or assessment of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Tax Savings” means (i) forty percent (40%) multiplied by (ii) the sum of (A) any Sale Bonuses; (B) the fees, expenses and interest (including amounts treated as interest for U.S. federal income tax purposes and any breakage fees or accelerated deferred financing fees) incurred by any of the Group Companies with respect to the payment of Indebtedness; (C) the amount of any deductions for U.S. federal income tax purposes as a result of the exercise or payment for cancellation of Options on or around the Closing; (D) Payroll Costs and (E) all fees and expenses of the Group Companies incurred or payable by the Group Companies to professionals (including, without limitation, investment bankers, attorneys, accountants and other consultants and advisors, including, without limitation, WF&G) retained by any Group Company in connection with the negotiation, execution and delivery of this Agreement and any other Contracts relating thereto and the consummation of the transactions contemplated hereby and thereby (in each case under clauses (A) through (E), to the extent deductible in accordance with applicable tax Law).

“Trade Control Laws” means the economic sanctions and export controls laws of all applicable jurisdictions, including but not limited to the economic sanctions programs administered by the U.S. Department of Treasury Office of Foreign Assets Control; the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security; the restrictive measures implemented by the European Union and its member states; and the European Union dual use export controls implemented under Regulation (EC) No. 428/2009.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Paying Agent Agreement and any and all certificates, agreements, documents or other instruments to be executed and delivered by any Person in connection with the transactions contemplated by this Agreement (excluding any Letter of Transmittal), any exhibits, attachments or schedules to any of the foregoing and any other written agreement that is expressly identified as a Transaction Document, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

“Transaction Expenses” means, without duplication, (i) all fees and expenses of the Group Companies incurred or payable, but not paid by the Group Companies, prior to the Reference Time incurred in connection with or arising out of the negotiation, execution and delivery of this Agreement or any other Contracts relating hereto, or relating to or triggered by the planning, structuring, negotiation or consummation of the transactions contemplated hereby or thereby, including those of professionals (including investment bankers, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Group Company that performed services in connection with the Contemplated Transactions, (ii) any change in control bonus or transaction bonus to be paid to any current or former employee, director or officer of any of the Group Companies at or after the Closing pursuant to any agreement to which any of the Group Companies is a party prior to the Effective Time that becomes payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, any payments pursuant to the letter regarding knockout option treatment, dated October 23, 2013 (“Sale Bonuses”) and (iii) any payroll, social security, unemployment or other Taxes or other amounts required to be paid by the Company in connection with any payments made to any holder of vested In-the-Money Options at the Closing or Sale Bonuses (“Payroll Costs”); provided that in no event shall “Transaction Expenses” include any of the foregoing payments that are severance payments or that are triggered by a termination of employment that occurs following the Closing.

11.02 Other Interpretive Provisions.

(a) Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(b) Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive.

(c) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(d) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(e) Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

ARTICLE XII

MISCELLANEOUS

12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by the Representative or the Company or their respective Affiliates without the prior written approval of the Parent or, prior to the Closing, by the Parent without the prior written approval of the Representative, except (a) such release or announcement as may be required by Law, in which case the party required to issue or make the release or announcement shall use commercially reasonable efforts to allow (or cause its Affiliate to allow) the other party reasonable time to comment on such release or announcement in advance of such issuance or the making thereof, (b) that the Company and the Parent shall each be permitted to make announcements from time to time to their respective employees, customers, suppliers and other business relations as the Company or the Parent may reasonably determine is necessary to comply (or cause any other Group Company or Subsidiary of the Parent, as applicable, to comply) with applicable Law, (c) for such announcements or releases required to be made to comply with Section 10.03; (d) for an investor presentation, press release, Form 8-K, investor conference call, customer and vendor communications and such other communications as Parent determines are appropriate in connection with the announcement of the execution of this Agreement and (e) that nothing contained herein shall limit or restrict the right of the Company, its Affiliates or the Parent in respect of any Action that may arise or be commenced between the Company or any Securityholder, on the one hand, and the Parent, on the other hand; provided, that in the case of clauses (a) through (c), the Parent shall have the right to comment on such press release, announcement or communication prior to issuance, distribution or publication, and the Company will consider in good faith any revisions proposed by the Parent to such press release, announcement or communication. Notwithstanding anything herein to the contrary, any Securityholder as of the date hereof that is a private equity or venture capital firm may provide information about the subject matter of this Agreement in connection with fundraising, marketing, informational, transactional or reporting activities at any time if and only if the recipient of such information is bound by a confidentiality obligation with respect to such information.

12.02 Expenses. Except as otherwise expressly provided herein, each of the Company, the Securityholders, the Parent, the Merger Sub and the Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants.

12.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then the next Business Day) via telecopy (or other facsimile device) to the number set out below or via E-mail to the address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

Notices to the Parent, Surviving Company and/or the Merger Sub:

NASDAQ, INC.

805 King Farm Boulevard

Rockville, Maryland 20850

Attention:      General Counsel

Email:            ogc@nasdaq.com

with a copy to (which shall not constitute notice):

WACHTELL, LIPTON, ROSEN & KATZ

51 West 52nd Street

New York, New York 10019

Attention:      David K. Lam, Esq. (DKLam@wlrk.com)

                      Mark F. Veblen, Esq. (MFVeblen@wlrk.com)

Facsimile: (212) 403-2000

Notices to the Representative:

INSIGHT VENTURE PARTNERS, LLC

1114 Avenue of the Americas, 36th Floor New York,

New York 10036

Attention: Blair Flicker (bflicker@insightpartners.com)

Facsimile: (212) 230-9272

with a copy to (which shall not constitute notice):

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue

New York, New York 10019

Attention: Gordon R. Caplan, Esq. (gcaplan@willkie.com)

  Matthew J. Guercio, Esq. (mguercio@willkie.com)

Facsimile: (212) 728-8111

Notices to the Company:

EVESTMENT, INC.

100 Glenridge Point Parkway

Suite 100

Atlanta, Georgia 30342

Attention: Eugene Luciani (gluciani@evestment.com)

with copies to (before the Closing) (which shall not constitute notice):

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue

New York, New York 10019

Attention: Gordon R. Caplan, Esq. (gcaplan@willkie.com)

  Matthew J. Guercio, Esq. (mguercio@willkie.com)

Facsimile: (212) 728-8111

12.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Company, the Parent, the Merger Sub or the Representative without the prior written consent of the non-assigning Parties, provided that the Parent and the Merger Sub may assign this Agreement (in whole but not in part) to one or more Affiliates of Parent, but no such assignment shall relieve the Parent or the Merger Sub of its obligations under this Agreement.

12.05 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.06 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

12.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The information contained in this Agreement and in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

12.08 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed by the Parent, the Company (or the Surviving Company following the Closing) and the Representative; provided, however, that after the receipt of the Shareholder Approval, no amendment to this Agreement shall be made that by Law requires further approval by the stockholders of the Company without such further approval by such stockholders. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.09 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related to the subject matter hereof in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.

12.10 Third Party Beneficiaries. Section 6.03 shall be enforceable by the D&O Indemnified Parties. In addition, (a) the Representative shall have the right, but not the obligation, to enforce any rights of the Company or the Securityholders under this Agreement and (b) Willkie Farr & Gallagher LLP (“WF&G”) shall have the right to enforce its rights under Section 12.18. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.11 Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12 Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense.

12.13 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

12.14 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.15 Jurisdiction. Any suit, Action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought before and determined exclusively by the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any such suit, Action or proceeding shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.03 shall be deemed effective service of process on such Party.

12.16 No Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a Party to this Agreement shall have any liability under this Agreement.

12.17 Specific Performance.

(a) Each of the Parties acknowledges that the rights of each other Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, subject to and without limiting Section 12.17(b) below (if applicable), such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b) To the extent any Party brings any Action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended to the date that is the fifth (5th) Business Day after the presiding Governmental Entity issues a final Order that is no longer subject to appeal or such later date as may be established by the presiding Governmental Entity.

12.18 Waiver of Conflicts. Recognizing that WF&G has acted as legal counsel to certain of the Securityholders and the Company, its Affiliates and the Group Companies prior to the Closing, and that WF&G intends to act as legal counsel to certain of the Securityholders after the Closing, each of the Parent and the Surviving Company (including on behalf of the Group Companies) hereby waives any conflicts that may arise in connection with WF&G representing any of the Securityholders and/or their respective Affiliates after the Closing as such representation may relate to the Parent or any Group Company in connection with the transactions contemplated herein. In addition, all communications involving attorney-client confidences between WF&G and any of the Securityholders and their respective Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Securityholder and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such communications, or to the files of WF&G relating to such engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the applicable Securityholders (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of WF&G in respect of such engagement constitute property of the client, only the applicable Securityholders (and not the Group Companies) shall hold such property rights and (iii) WF&G shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between or among WF&G and any of the Group Companies or otherwise. Notwithstanding anything herein to the contrary, (i) the foregoing provisions of this Section 12.18 shall not extend to any communication or file not involving the negotiation, documentation and consummation of the transactions contemplated this Agreement or any other agreements contemplated hereby or any claims brought in connection herewith or therewith, and (ii) in the event that a dispute arises between Parent, the Surviving Company or any of the Group Companies and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Company (including on behalf of the Group Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications by WF&G to such third party.

* * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

EVESTMENT, INC.

By:	/s/ James Minnick
Its:	Chief Executive Officer

NASDAQ, INC.

By:	/s/ Adena T. Friedman
Name:	Adena T. Friedman
Title:	President and Chief Executive Officer

ECHO HOLDING COMPANY

By:	/s/ Bjørn Sibbern
Name:	Bjørn Sibbern
Title:	President

INSIGHT VENTURE PARTNERS, LLC solely in its capacity as the Representative

By:	/s/ Blair M. Flicker
Its:	Authorized Signatory